Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NOBLE CORPORATION PLC,

DOLPHIN MERGER SUB 1, INC.,

DOLPHIN MERGER SUB 2, INC.

and

DIAMOND OFFSHORE DRILLING, INC.

Dated as of June 9, 2024

-i-

-ii-

-iii-

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

Exhibits

Exhibit A – Charter of Surviving Entity in the First Merger

Exhibit B – Charter of Surviving Entity in the Second Merger

-iv-

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2024 (this “Agreement”), by and among Noble Corporation plc, a public limited company organized under the Laws of England and Wales (“Parent”), Dolphin Merger Sub 1, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub 1”), Dolphin Merger Sub 2, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub 2”), and Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”). Capitalized terms that are used but are not otherwise defined herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, each of the Boards of Directors of Parent, the Company, Merger Sub 1 and Merger Sub 2 has approved, and has deemed it advisable and in the best interests of such company and its stockholders, to consummate the business combination transaction provided for herein, pursuant to which Merger Sub 1 will merge with and into the Company, with the Company surviving as a wholly owned indirect Subsidiary of Parent (the “First Merger”) and the subsequent merger of the Company, as the surviving entity in the First Merger, with and into Merger Sub 2, with Merger Sub 2 surviving as an indirect wholly owned Subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the Parent Share Issuance and (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Parent and its shareholders as a whole to consummate the transactions contemplated by this Agreement, including the Parent Share Issuance;

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the First Merger, (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of the Company and its stockholders to consummate the transactions contemplated by this Agreement, including the First Merger in which the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration and (iii) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors of Merger Sub 1 (the “Merger Sub 1 Board”) has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the First Merger, (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Merger Sub 1 and its sole stockholder to consummate the transactions contemplated by this Agreement, including the First Merger, and (iii) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the First Merger, by Merger Sub 1’s sole stockholder;

WHEREAS, the Board of Directors of Merger Sub 2 (the “Merger Sub 2 Board”) has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the Second Merger, (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Merger Sub 2 and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Second Merger, and (iii) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Second Merger, by Merger Sub 2’s sole stockholder;

WHEREAS, Parent, as the sole stockholder of each of Merger Sub 1 and Merger Sub 2, will approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Mergers, promptly following its execution;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Mergers, taken together, (A) will constitute an integrated plan described in Rev. Rul. 2001-46. 2001-2 C.B. 321, and will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder and (B) not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (clauses (A) and (B), together, the “Intended Tax Treatment”) and (ii) the parties intend, by executing this Agreement, to adopt this Agreement and a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, Parent, as holder of all of the outstanding stock of the Company, as the surviving entity in the First Merger after the First Merger Effective Time, is expected to following the execution and delivery hereof, by written consent, approve and adopt this Agreement and the transactions contemplated hereby, including the Second Merger; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound by this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to those contained in the confidentiality provisions of the Confidentiality Agreement and which does not (A) include any provision calling for an exclusive right to negotiate with the Company or Parent, as applicable, (B) provide for the reimbursement by the Company or any of its subsidiaries or

Parent or any of its subsidiaries, as applicable, of any counterparty costs or expenses, or (C) in any way prohibit or restrict the Company or Parent, as applicable, from complying with its respective obligations under this Agreement.

“Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

“Acquisition Opportunity” means any investment, acquisition, divestiture or other business combination.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, the Persons set forth on Section 1.1(a)(i) of the Parent Disclosure Letter (and any of their respective Affiliates) shall not be considered Affiliates of Parent.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Appraisal Shares” has the meaning set forth in Section 3.2(a).

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Houston, Texas are authorized or required by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(a)(ii).

“CERCLA” has the meaning set forth in Section 4.8(c).

“Certificate of First Merger” has the meaning set forth in Section 2.2(a).

“Certificate of Second Merger” has the meaning set forth in Section 2.2(d).

“Certificates” has the meaning set forth in Section 3.1(d).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.5(a).

“Company Alternative Proposal” means any bona fide written proposal or offer made by any Person other than Parent and its Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (b) the direct or indirect acquisition by any such Person or its Affiliates (including by any asset acquisition, joint venture or similar transaction) of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes twenty percent (20%) or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (c) the direct or indirect acquisition by any such Person or its Affiliates of twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, including any tender offer or exchange offer that, if consummated, would result in any such Person or its Affiliates beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries whose business, individually or in the aggregate, constitutes twenty percent (20%) or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any other employee benefit or compensation plan, program or arrangement, including but not limited to any bonus, incentive, retention, stay bonuses, change in control or transaction, deferred compensation, severance, separation pay, termination, vacation, stock option, stock purchase, restricted stock, stock appreciation right, phantom equity, or other equity or equity-based incentives, employment, individual consulting, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by the Company or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to the Company and its Subsidiaries), in each case, that is (x) sponsored, maintained, contributed to or required to be contributed to, by the

Company or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or individual consultants of the Company or any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Capitalization Date” has the meaning set forth in Section 4.2(a).

“Company Change of Recommendation” has the meaning set forth in Section 6.5(d).

“Company Common Stock” means common stock, par value $0.0001 per share, of the Company.

“Company Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2021, by and among, inter alios, the Company, Diamond Foreign Asset Company, the lenders party thereto from time to time and HSBC Bank USA, National Association, as administrative agent and collateral agent, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 24, 2023, and that certain Amendment No. 2 to Credit Agreement, dated as of September 12, 2023.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means the Company RSU Awards and the Company PSU Awards.

“Company Equity Plan” means the Company’s 2021 Long-Term Stock Incentive Plan.

“Company Financial Advisor” has the meaning set forth in Section 4.20.

“Company Fleet Report” has the meaning set forth in Section 4.24.

“Company Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Company Intervening Event” has the meaning set forth in Section 6.5(d).

“Company Leased Real Property” has the meaning set forth in Section 4.16.

“Company Material Adverse Effect” means any event, change, fact, circumstance, occurrence, development, condition or effect (collectively, “Effects”) that has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of Company Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which the Company and its Subsidiaries operate, (iv) (A) the negotiation, execution, or delivery of this Agreement or (B) the public announcement, pendency or consummation of the Mergers or other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners or any litigation relating to the Mergers or this Agreement; provided, that this clause (iv) shall not apply with respect to any representations and warranties of the Company specifically addressing the impact of the Mergers or this Agreement on such matters and any conditions related thereto, (v) the identity of Parent or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, tsunami, flood, earthquake, mudslide, wild fires, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations (or the official interpretation thereof) of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (xii) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (xiii) any Action commenced by any stockholder of the Company (on its own behalf or on behalf of the Company) arising out of or related to this Agreement or the Mergers or other transactions contemplated hereby alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or the Mergers or any other transactions contemplated hereby, or (xiv) any Action commenced after the date hereof under Antitrust Laws in relation to the transactions contemplated hereby; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have an incremental and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate, but only to the extent of such incremental and disproportionate adverse effect; provided, further, that for the avoidance of doubt, notwithstanding anything to the contrary above, any uncontrolled blowout with respect to any equipment operated by the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party that (i) would be a “material contract” of the Company (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of the Company and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000; (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $2,500,000 after the date of this Agreement; (v) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $15,000,000 that has not yet been consummated or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement in excess of $2,500,000; or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $2,500,000; (vii) is a Contract between any of the Company or any of its Subsidiaries, on the one hand, and any stockholder of the Company holding five percent (5%) or more of the issued and outstanding Company Common Stock or Company Warrants, on the other hand (other than the Company Credit Agreement); (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or individual consultants; (x) is a Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to the Company and its Subsidiaries, taken as a whole, or obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party, or upon consummation of the Merger, will obligate Parent or its Subsidiaries to conduct business on an exclusive or preferential basis with any third party; (xi) is a Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; (xii) by its terms, upon either (or both) (A) the execution and delivery of this Agreement or (B) the consummation of the Mergers and the other transactions contemplated by this Agreement, would, or would reasonably be expected to (1) result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any such Contract or (2) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets that is material to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole; (xiii) grants (A) rights of first refusal, rights of first negotiation or similar rights with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly-owned Subsidiary of the Company) with respect to any asset that is material to the Company; (xiv) provides for drilling unit construction, repair, modification, life extension, overhaul or conversion for an amount in excess of $50,000,000; or (xv) is a Contract with a customer (A) with total amounts paid under such Contract of more than $50,000,000 and (B) with a remaining duration of greater than 180 days, including fixed price customer options; provided, however, that “Company Material Contract” shall not include any Company Benefit Plan.

“Company Meeting” has the meaning set forth in Section 6.7(a).

“Company Owned Real Property” has the meaning set forth in Section 4.16.

“Company Permits” has the meaning set forth in Section 4.7(c).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU Award” means each award of performance-vesting restricted stock units representing the right to receive Company Shares, or value in cash based on the value of Company Shares, granted under the Company Equity Plan that, as of the grant date, was subject to performance-based vesting conditions.

“Company Real Property” has the meaning set forth in Section 4.16.

“Company Recommendation” has the meaning set forth in Section 4.3(a).

“Company RSU Awards” means each award of restricted stock units representing the right to receive Company Shares, or value in cash based on the value of Company Shares, granted under the Company Equity Plan, that is not a Company PSU Award.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Share” means a share of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.22.

“Company Superior Proposal” means any Company Alternative Proposal (with references therein to “twenty percent (20%) or more” to be replaced with “at least a majority”) that did not result from or arise in connection with any breach in any material respect of Section 6.5 and that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Company Alternative Proposal, and all legal, financial and regulatory aspects of such Company Alternative Proposal and this Agreement), and any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Company Alternative Proposal, to be more favorable to holders of Company Common Stock than the transactions contemplated by this Agreement.

“Company Termination Fee” means an amount equal to $60,000,000.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of April 23, 2021, between the Company, Computershare, Inc. and Computershare Trust Company, N.A.

“Company Warrants” mean the warrants of the Company, which expire at the Termination Date (as defined in the Company Warrant Agreement), initially exercisable for 7,500,000 shares of Company Common Stock in the aggregate as provided in, issued pursuant to, and subject to the terms, conditions and rights set forth in the Company Warrant Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Contaminants” has the meaning set forth in Section 4.15(b).

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” means any agreement, lease, license, contract, loan, guarantee of indebtedness, credit agreement, bond, note, mortgage, indenture, instrument, permit, concession, franchise or other binding obligation, other than any Company Benefit Plan or any Parent Benefit Plan.

“DGCL” has the meaning set forth in the Section 2.1(c).

“Effective Time” has the meaning set forth in Section 2.2(c).

“Effects” has the meaning set forth in the definition of “Company Material Adverse Effect”.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(d).

“Equity Award Exchange Ratio” has the meaning set forth in Section 3.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of

Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Effective Time” has the meaning set forth in Section 2.2(b).

“Former Company Holders” has the meaning set forth in Section 3.3(b).

“Former Company Shares” has the meaning set forth in Section 3.3(b)(i).

“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement by such Person that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” means United States generally accepted accounting principles or, when individually applicable to foreign Subsidiaries, the generally accepted accounting principles applicable thereto.

“Government Contracts” has the meaning set forth in Section 4.19(a).

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“Hazardous Substance” has the meaning set forth in Section 4.8(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Insiders” has the meaning set forth in Section 6.14.

“Intellectual Property” has the meaning set forth in Section 4.15(a).

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” has the meaning set forth in Section 4.9(a).

“IT Systems” has the meaning set forth in Section 4.15(b).

“Knowledge” means (a) with respect to Parent, the actual knowledge of each individual listed on Section 1.1(a)(ii) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of each individual listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” has the meaning set forth in Section 4.7(a).

“Leases” means all leases and subleases (including all amendments, extensions, renewals and other agreements related thereto) of real property leased or subleased by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub 1” has the meaning set forth in the Preamble.

“Merger Sub 2” has the meaning set forth in the Preamble.

“Merger Sub 1 Board” has the meaning set forth in the Recitals.

“Merger Sub 2 Board” has the meaning set forth in the Recitals.

“Merger Sub 1 Common Stock” has the meaning set forth in Section 5.2(a).

“Merger Sub 2 Common Stock” has the meaning set forth in Section 5.2(a).

“Merger Sub 1 Stockholder Approval” has the meaning set forth in Section 5.16.

“Merger Sub 2 Stockholder Approval” has the meaning set forth in Section 5.16.

“Mergers” has the meaning set forth in the Recitals.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Plans” has the meaning set forth in Section 6.9(b).

“No Vote Termination Fee” means an amount equal to $16,500,000.

“Old Plans” has the meaning set forth in Section 6.9(b).

“Order” means any order, judgment, writ, decree or injunction, whether temporary, preliminary or permanent, issued by any court, agency or other Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.3(b).

“Parent Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any other employee benefit or compensation plan, program or arrangement, including but not limited to any bonus, incentive, retention, stay bonuses, change in control or transaction, deferred compensation, severance, separation pay, termination, vacation, stock option, stock purchase, restricted stock, stock appreciation right, phantom equity, or other equity or equity-based incentives, employment, individual consulting, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by Parent or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to Parent and its Subsidiaries), in each case, that is (x) sponsored, maintained, contributed to or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or individual consultants of Parent or its Subsidiaries or (y) for which Parent or any of its Subsidiaries has any direct or indirect liability.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Capitalization Date” has the meaning set forth in Section 5.2(a).

“Parent Closing Price” has the meaning set forth in Section 3.3(d).

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Award” means each right to acquire Parent Shares granted under any Parent Equity Plan.

“Parent Equity Plan” means, together, the Parent 2021 Long-Term Incentive Plan, effective February 18, 2021 and the Parent 2022 Long-Term Incentive Plan, effective September 30, 2022.

“Parent Financial Advisor” has the meaning set forth in Section 5.15.

“Parent Fleet Report” has the meaning set forth in Section 5.20.

“Parent Leased Real Property” means each real property leased by Parent or any Parent Significant Subsidiaries.

“Parent Material Adverse Effect” means any Effect that has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Parent Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of Parent Shares (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which Parent and its Subsidiaries operate, (iv) (A) the negotiation, execution, or delivery of this Agreement or

(B) the public announcement, pendency or consummation of the Mergers or other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners, or any litigation relating to this Agreement or the Merger; provided, that this clause (iv) shall not apply with respect to any representations and warranties of Parent specifically addressing the impact of the Mergers or this Agreement on such matters and any conditions related thereto, (v) the identity of the Company or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by the Company, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, tsunami, flood, earthquake, mudslide, wild fire, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations (or the official interpretation thereof) of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), (xii) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (xiii) any Action commenced by any shareholder of Parent (on its own behalf or on behalf of Parent) arising out of or related to this Agreement or the Mergers or other transactions contemplated hereby alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or the Mergers or any other transactions contemplated hereby, or (xiv) any Action commenced after the date hereof under Antitrust Laws in relation to the transactions contemplated hereby; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have an incremental and disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate, but only to the extent of such incremental and disproportionate adverse effect; provided, further, that for the avoidance of doubt, notwithstanding anything to the contrary above, any uncontrolled blowout with respect to any equipment operated by Parent or any of its Subsidiaries may be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party that: (i) would be a “material contract” of Parent (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Parent and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $7,500,000; (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require Parent or any of its Subsidiaries to pay consideration of more than $7,500,000 after the date of this Agreement; (v) contains any covenant limiting, to a degree that is material to Parent and its Subsidiaries, taken as a whole, the ability of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $45,000,000 that has not yet been consummated or pursuant to which Parent or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement in excess of $7,500,000; or (B) gives any Person the right to acquire any assets of Parent or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $7,500,000; (vii) is a Contract between any of Parent or any of its Subsidiaries, on the one hand, and any shareholder of Parent holding five percent (5%) or more of the issued and outstanding Parent Shares, on the other hand; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of Parent or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or individual consultants; (x) is a Contract that contains any provision that requires the purchase of all or a material portion of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Parent and its Subsidiaries, taken as a whole, or obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party; (xi) is a Contract expressly limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be; (xii) by its terms, upon either (or both) (A) the execution and delivery of this Agreement or (B) the consummation of the Mergers and the other transactions contemplated by this Agreement, would, or would reasonably be expected to (1) result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any such Contract or (2) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Parent or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole; (xiii) grants (A) rights of first refusal, rights of first negotiation or similar rights, or (B) puts, calls or similar rights, to any Person (other than the Parent or a wholly-owned Subsidiary of the Parent) with respect to any asset that is material to the Parent and its Subsidiaries, taken as a whole; provided, however, that “Parent Material Contract” shall not include any Parent Benefit Plan.

“Parent Owned Real Property” means each real property owned by Parent or any Parent Significant Subsidiaries.

“Parent Permits” has the meaning set forth in Section 5.7(c).

“Parent Real Property” means the Parent Leased Real Property and the Parent Owned Real Property.

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Shares” means the ordinary shares, $0.00001 nominal value per share, of Parent.

“Parent Share Issuance” means the issuance of Parent Shares in connection with the First Merger on the terms and subject to the conditions of this Agreement.

“Parent Warrant Agreements” means, collectively, (i) the Tranche 1 Warrant Agreement, (ii) the Tranche 2 Warrant Agreement and (iii) the Tranche 3 Warrant Agreement, each dated as of September 30, 2022, between Parent, Computershare Inc. and Computershare Trust Company, N.A.

“Parent Warrants” means the warrants issued by Parent pursuant to the Parent Warrant Agreements, which expire in accordance with the terms of each applicable Parent Warrant Agreement.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the relevant Person’s financial statements in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar liens arising in the ordinary course of business for amounts that are not delinquent and that will be paid in the ordinary course of business, or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the relevant Person’s financial statements in accordance with GAAP, (c) with respect to the Company Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Company Real Property that are not violated by the current use or occupancy of such Company Real Property or the activities currently conducted thereon, in any material respect, (d) with respect to the Parent Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Parent Real Property that are not violated by the current use or occupancy of such Parent Real Property or the activities currently conducted thereon, in any material respect, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries or to Parent or any of its Subsidiaries, as applicable, (f) Liens that are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or notes thereto (or securing liabilities reflected on such balance sheet), (g) with respect to Company Leased Real Property, Liens arising from the terms of the related Leases, (h) with respect to Parent Leased Real Property, Liens arising from the terms of the related Leases, (i) with respect to the Company Real Property, easements, rights of way, restrictions, covenants and other non-monetary Liens and title imperfections which, in each case of this clause (i), would not, individually or in the aggregate, interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries in any material respects, (j) with respect to the Parent Real Property, easements, rights of way, restrictions, covenants and other non-monetary Liens and title imperfections which, in each case of this clause (j), would not, individually or in the aggregate, materially impair the value or interfere with the present use of the properties or assets of the business of Parent and its Subsidiaries in any material respects, (k) pledges and Liens to secure the performance of bids, trade contracts, drilling contracts and leases (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens on cash and cash equivalents to secure letters of credit or bank guarantees issued to support such obligations), (l) Liens arising under a contract over goods, documents of title to and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers in the ordinary course of business, and (m) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business and not as a result of any default or omission by the Company or Parent, as applicable, or any of their respective Subsidiaries.

“Payoff Amount” has the meaning set forth in Section 3.6.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Per Share Cash Consideration” has the meaning set forth in Section 3.1(a).

“Policies” has the meaning set forth in Section 4.18.

“Proxy Statement/Prospectus” has the meaning set forth in Section 4.12.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with any epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Registration Statement” has the meaning set forth in Section 4.12.

“Related Parties” has the meaning set forth in Section 1.3.

“Remedy Action” has the meaning set forth in Section 6.10(b).

“Representatives” means, with respect to a Person, such Person’s investment bankers, consultants, attorneys, accountants, agents, advisors, Affiliates and other representatives.

“Requisite Company Stockholders” means the stockholders of the Company holding at least a majority of the outstanding shares of Company Common Stock.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the Recitals.

“Section 16 Information” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” of a Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Subsidiary” means, with respect to any party, (a) any corporation, partnership, association, trust or other form of legal entity of which more than fifty percent (50%) of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Takeover Law” has the meaning set forth in Section 4.23.

“Tax Return” has the meaning set forth in Section 4.13(g)(ii).

“Taxes” has the meaning set forth in Section 4.13(g)(i).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Transaction Committee” has the meaning set forth in Section 6.10(d).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the U.S. Department of Treasury with respect to the Code.

“Willful and Material Breach” means a material breach of this Agreement that is the consequence of an intentional act or omission by a party with the actual knowledge that the taking of such action or failure to take such action would be a breach of this Agreement.

Section 1.2 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “disclosed” or “made available” (or similar terms) when used in this Agreement shall mean such information or materials have been delivered or produced to Parent, Company and their respective representatives via virtual data room (provided that such information or materials were not removed from such virtual data room (with Parent or the Company having had continuous access to such information or materials through the execution and delivery of this Agreement), or included in the Company SEC Disclosures or in the Parent SEC Documents, or otherwise delivered to such party, in each case prior to 5:00 p.m. Eastern Time on the day this Agreement is executed and delivered; provided, however, that for the purposes of this Agreement, such information, data, material, document or other item of disclosure shall only be deemed to be “made available” to the extent such information, material, data, document or other item of disclosure was available for review by the other party or its respective Representatives in unredacted form. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it were drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, for the purposes of this Agreement, with respect to Parent or the Company, the term “Affiliate” or “Representative” shall not include, and no provision of this Agreement shall be applicable to, (i) any investment funds, accounts or companies advised or managed by any equityholder of either Parent or the Company or any Affiliate thereof (“Related Parties”), (ii) the direct or indirect portfolio companies of investment funds, accounts and companies advised or managed by any Related Party or (iii) any of their respective Affiliates.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time:

(a) At the First Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, with the Company as the surviving entity in the First Merger and a wholly owned indirect subsidiary of Parent. The Company will be the surviving entity in the First Merger, and the separate existence of Merger Sub 1 shall cease. As a result of the First Merger, the Company, as the surviving entity in the First Merger shall become an indirect wholly owned Subsidiary of Parent.

(b) Immediately following the First Merger, at the Effective Time, the Company, as the surviving entity in the First Merger, shall be merged with and into Merger Sub 2, with Merger Sub 2 as the surviving entity in the Second Merger and a wholly owned indirect subsidiary of Parent. Merger Sub 2 will be the surviving entity in the Second Merger, and the separate existence of the Company, as the surviving entity in the First Merger, shall cease. As a result of the Second Merger, Merger Sub 2, as the surviving entity in the Second Merger, shall continue to be an indirect wholly owned Subsidiary of Parent.

(c) Each of the Mergers will have the effects set forth in the Delaware General Corporation Law (the “DGCL”).

Section 2.2 Effective Times of the Mergers. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall (and shall cause their Subsidiaries to) cause the following to occur:

(a) Merger Sub 1 and the Company shall execute and deliver for filing a certificate of merger (the “Certificate of First Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL. The applicable parties thereto shall make all other filings or recordings required under the DGCL to effect the First Merger.

(b)  The First Merger shall become effective upon the filing of the Certificate of First Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of First Merger as agreed between the parties (such time, the “First Merger Effective Time”).

(c) Merger Sub 2 and the Company shall execute and deliver for filing a certificate of merger (the “Certificate of Second Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL. The applicable parties thereto shall make all other filings or recordings required under the DGCL to effect the Second Merger.

(d) The Second Merger shall become effective upon the filing of the Certificate of Second Merger with the Secretary of State for the State of Delaware or at such time thereafter as is provided in the Certificate of Second Merger as agreed between the parties (such time, the “Effective Time”).

Section 2.3 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY, or remotely by exchange of documents and signatures, on the second (2nd) Business Day after the satisfaction or waiver in accordance with this Agreement by the parties hereto having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the parties hereto having the benefit of the applicable condition) of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.4 Charter and Bylaws of the Surviving Entity.

(a) At the First Merger Effective Time, the charter of the Company, as the surviving entity in the First Merger, shall be amended and restated so as to read in its entirety as the charter of Merger Sub 1 as in effect immediately prior to the First Merger Effective Time and as set forth in Exhibit A.

(b) At the First Merger Effective Time, the bylaws of the Company, as the surviving entity in the First Merger, shall be amended and restated so as to read in its entirety as the bylaws of Merger Sub 1 as in effect immediately prior to the First Merger Effective Time, except that all references therein to Merger Sub 1 shall be automatically amended and shall become references to the Company.

(c) At the Effective Time, the charter of Merger Sub 2, as the surviving entity in the Second Merger, shall be the charter of Merger Sub 2 as in effect immediately prior to the Effective Time and as set forth in Exhibit B.

(d) At the Effective Time, the bylaws of Merger Sub 2, as the surviving entity in the Second Merger, as in effect immediately prior to the Effective Time shall continue to be the bylaws of Merger Sub 2.

Section 2.5 Officers and Directors of the Surviving Entity. At the First Merger Effective Time, the directors and officers of Merger Sub 1 shall be the directors and officers (with the offices indicated therein) of the Company, as the surviving entity in the First Merger. At the Effective Time, the directors and officers of Merger Sub 2 shall be the directors and officers (with the offices indicated therein) of Merger Sub 2, as the surviving entity in the Second Merger.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Conversion of Company Securities.

(a) Effect of First Merger. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or the holders of any of the following securities:

(i) Conversion of Company Common Stock. Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Appraisal Shares), shall be converted automatically into the right to receive the following consideration (collectively, the “Merger Consideration”): (i) $5.65 in cash, without interest, payable to the holder of each Company Share (the “Per Share Cash Consideration”), (ii) 0.2316 shares (the “Exchange Ratio”) of validly issued, fully paid and non-assessable Parent Shares and (iii) any cash in lieu of fractional Parent Shares to be paid pursuant to Section 3.1(e).

(ii) Company and Parent-Owned Company Shares. Each Company Share owned by the Company, the Merger Sub 1, Merger Sub 2 or Parent (“Cancelled Shares”), in each case, immediately prior to the First Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(iii) Conversion of Merger Sub 1 Stock. Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Company, as the surviving entity in the First Merger.

(b) Effect of Second Merger. At the Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub 2, the Company, as the surviving entity in the First Merger, or the holders of any of the securities in the Company issued or outstanding either prior to or after the First Merger Effective Time, each share of common stock of the Company, as the surviving entity in the First Merger, issued and outstanding immediately prior to the Effective Time and each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of Merger Sub 2, as the surviving entity in the second Merger.

(c) Conversion of Company Warrants. At the First Merger Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the First Merger Effective Time, shall immediately be assumed by Parent and for ninety (90) days after the Effective Time shall remain outstanding and during such ninety (90)-day period shall, in lieu of the number of Company Shares then exercisable under such Company Warrant prior to the First Merger Effective Time, be exercisable for the Merger Consideration to which the holder would have been entitled upon consummation of the First Merger, if the holder of such Company Warrant had exercised the Company Warrant in full immediately prior to the First Merger Effective Time and acquired the applicable number of Company Shares then issuable upon exercise of the Company Warrant as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of the Company Warrants but taking into account the payment of the Warrant Exercise Price (as defined in the Company Warrant Agreement) (or exercise on a “cashless basis”)).

(d) Exchange of Certificates and Book-Entry Shares. Certificates that immediately prior to the First Merger Effective Time represented Company Shares (the “Certificates”) and Company Shares represented by book-entry (the “Book-Entry Shares”) shall be exchanged in accordance with Section 3.3.

(e) Adjustments. If, after the date hereof and prior to the First Merger Effective Time, either (i) Parent pays a dividend in, splits, combines into a smaller number of shares or issues by reclassification any Parent Shares, or (ii) the Company pays a dividend in, splits, combines into a smaller number of shares or issues by reclassification any Company Shares, then the Merger Consideration, the Per Share Cash Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to Parent and the holders of the Company Shares and Company Warrants the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Per Share Cash Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this sentence; provided that (A) nothing in this Section 3.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by this Agreement and (B) any cash dividend or equity issuance (including grant of equity compensation)

that is not otherwise prohibited by the terms of this Agreement shall not result in any adjustment to the Merger Consideration, the Per Share Cash Consideration, the Exchange Ratio or other dependent item.

Section 3.2 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the First Merger Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(i), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the First Merger Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 3.1(a)(i), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares (as well as withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL), and Parent shall have the right to participate in all negotiations and Actions with respect to such demands and the Company shall consider in good faith comments or suggestions proposed by Parent with respect to such demands. Prior to the First Merger Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the First Merger Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.3 Deposit of Merger Consideration and Exchange Procedures.

(a) Deposit of Merger Consideration. Prior to the First Merger Effective Time, Parent shall appoint a U.S. bank or trust company or other Person that is reasonably acceptable to the Company to act as an exchange agent hereunder (the “Exchange Agent”), for the purpose of exchanging Certificates and Book-Entry Shares and the payment of the aggregate Merger Consideration in accordance with the terms of this Article III. Parent will make available to the Exchange Agent, as needed, evidence of shares in book-entry form, representing Parent Shares that are issuable pursuant to this Article III in respect of Company Shares for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent and the cash to make the payments contemplated by Section 3.1(a). Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations to make the payments contemplated by Section 3.1(a). Such Parent Shares and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures; Fractional Shares.

(i) As promptly as practicable after the Closing, but in no event later than three (3) Business Days following the Closing, Parent shall cause the Exchange Agent to mail and otherwise make available to each holder of record, as of the First Merger Effective Time, of Company Common Stock (such holders, the “Former Company Holders”, and such shares, the “Former Company Shares”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Company Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Parent, the Exchange Agent and the Company may specify. Each Former Company Holder who surrenders to the Exchange Agent Certificate(s), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor: (A) the number of whole Parent Shares, if any, into which such holder’s Company Shares represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars equal to (I) the Per Share Cash Consideration that such holder has the right to receive pursuant to Section 3.1(a), (II) the amount of cash in lieu of fractional interests in Parent Shares to be paid pursuant to Section 3.3(d), if any, plus (III) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.3(c); provided, that, prior to the Closing, the Company and its Subsidiaries shall reasonably cooperate with Parent in preparation for the matters contemplated by this Section 3.3(b).

(ii) As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall instruct the Exchange Agent to mail and otherwise make available to each Former Company Holder of Book-Entry Shares not held through The Depositary Trust Company (the “DTC”), (A) a notice advising such holders of the effectiveness of the First Merger, (B) a statement reflecting the number of Parent Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Shares, if any, that such holder has the right to receive pursuant to Article III (after taking into account all Company Shares then held by such holder) and (C) a check in an amount of U.S. dollars equal to (I) the Per Share Cash Consideration that such holder has the right to receive pursuant to Section 3.1(a), plus (II) the amount of cash in lieu of fractional interests in Parent Shares to be paid pursuant to Section 3.3(d), if any, plus (III) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or cash payable in respect of such dividends or other distributions that such holder has the right to receive.

(iii) With respect to Book-Entry Shares held through DTC, Parent and the Company shall reasonably cooperate prior to the Closing and the Mergers to establish procedures with the Exchange Agent and DTC with the goal of ensuring that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, (A) the aggregate Merger Consideration that holders of Book-Entry Shares have the right to receive pursuant to Section 3.1(a) and (B) any cash dividends or other distributions that DTC has the right to receive pursuant to Section 3.3(c).

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Shares issuable with respect to the Company Shares shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article III. Upon surrender, there shall be issued and/or paid to the holder of the Parent Shares issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those Parent Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those Parent Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(d) No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Effective Time) would otherwise be entitled, by (ii) the closing price on the NYSE for a Parent Share on the last trading day immediately preceding the Effective Time (the “Parent Closing Price”).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company on the first (1st) anniversary of the Effective Time shall be delivered to Parent or transferred as otherwise directed by Parent, upon demand by Parent, and any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Parent Shares.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, (i) none of Parent, Merger Sub 1, Merger Sub 2 or the Company shall be liable to any holder of Company Shares for cash or Parent Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any Merger Consideration (and any dividends or distributions with respect to Parent Shares to which such holder has the right to receive pursuant to Section 3.3(c)) remaining unclaimed by former holders of Company Shares three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, authority or entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Closing of Transfer Books. The Parent Shares issued and cash paid pursuant to this Article III upon conversion of any Company Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the First Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding, immediately prior to the First Merger Effective Time. If, after the First Merger Effective Time, Certificates or Book-Entry Shares are presented to the Company or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged pursuant to this Article III.

(h) Investment of Cash by Exchange Agent. The Exchange Agent shall invest any cash delivered by Parent pursuant to Section 3.3(a) as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of Company Shares pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

(i) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such customary amount as the Company, as the surviving entity, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, if such Person has otherwise delivered a properly and duly executed letter of transmittal, pay and deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or distributions on the Certificate had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

Section 3.4 Treatment of Company Equity Awards.

(a) Each Company RSU Award that is outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, cease to represent a right to acquire Company Shares (or value equivalent to Company Shares) and shall be converted, at the First Merger Effective Time, into the right to acquire, on the same terms and conditions as were applicable under the Company RSU Award (including, as applicable, dividend equivalent rights and any vesting conditions, including any accelerated vesting on a “qualifying termination” (as defined in the applicable award agreement)), the number of Parent Shares equal to the product of (1) the number of Company Shares subject to such Company RSU Awards immediately prior to the First Merger Effective Time and (2) the Equity Award Exchange Ratio; provided, however, that any resulting fractional Parent Share shall be treated in accordance with Section 3.3(d). For the avoidance of doubt, with respect to any Company RSU Award that is settled into Company Shares or cash at the First Merger Effective Time (including any Company RSU Award that vests as a result of a termination of employment at or immediately after the Effective Time) pursuant to the terms of the Company Equity Plan or in any award agreement, such Company RSU Award will be settled into cash or Company Shares, as applicable, immediately prior to the First Merger Effective Time and any such Company Shares received in settlement of any Company RSU Award shall be treated as set forth in Section 3.1. For purposes of this Section 3.4, the “Equity Award Exchange Ratio” shall be equal to the sum of (I) the Exchange Ratio plus (II) the quotient of (x) the Per Share Cash Consideration, divided by (y) the Parent Closing Price.

(b) Each Company PSU Award that is outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, cease to represent a right to acquire Company Shares (or value equivalent to Company Shares) and shall be converted, at the First Merger Effective Time, into the right to acquire, on the same terms and conditions as were applicable under the Company PSU Award (including, as applicable, dividend equivalent rights and any vesting conditions, including any accelerated vesting on a “qualifying termination” (as defined in the applicable award agreement), but excluding any continued performance-based vesting requirements), the number of Parent Shares equal to the product of (A) the number of Company Shares subject to such Company PSU Award immediately prior to the Effective Time reflecting achievement of the applicable performance metrics at the greater of (1) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement, and (2) the target performance level under the terms of the Company Equity Plan and the applicable award agreement multiplied by (B) the Equity Award Exchange Ratio; provided that any fractional Parent Shares shall be rounded to the nearest whole share, with such number of Company Shares equal to the number of Company Shares otherwise deliverable based on the greater of (1) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement, and (2) the target performance level under the terms of the Company Equity Plan and the applicable award agreement. Notwithstanding the foregoing, with respect to any Company PSU Award that is settled into Company Shares or cash at the First Merger Effective Time as a result of a “qualifying termination” at or immediately after the Effective Time pursuant to the terms of the Company Equity Plan or in any award agreement, such Company PSU Award will be settled into cash or Company Shares in an amount reflecting achievement of the applicable performance metrics at the greater of (1) the performance level determined in accordance with the performance criteria as otherwise provided in the applicable award agreement, and (2) the target performance level under the terms of the Company Equity Plan and the applicable award agreement, as applicable, immediately prior to the First Merger Effective Time and any such Company Shares received in settlement of any Company PSU Award shall be converted into the right to receive the Merger Consideration (less applicable withholding) as set forth in Section 3.1.

(c) Prior to the First Merger Effective Time, the Company will adopt such resolutions of the Company Board (or any appropriate committee thereof) as are required to effectuate the actions contemplated by this Section 3.4.

(d) To the extent that any award described in this Section 3.4 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award shall be made in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 3.4. As of the First Merger Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) or a post-effective amendment to a previously filed registration statement under the Exchange Act with respect to Parent Shares subject to such Company Equity Awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Equity Awards remain outstanding. From and after the date of this Agreement, the Company and its Subsidiaries shall reasonably cooperate with Parent in preparing any such registration statements or post-effective amendments contemplated by this Section 3.4(e). With respect to those individuals who subsequent to the Mergers will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall use its reasonable best efforts to administer the Company Equity Plan assumed pursuant to this Section 3.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 3.5 Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company (as the surviving entity in the First Merger), Merger Sub 1, Merger Sub 2, Merger Sub 2 (as the surviving entity in the Second Merger), Parent, the Company and the Exchange Agent, and each of their respective Affiliates, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as each is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law (and to the extent deductions and withholdings are required, such deductions and withholdings may be made in Parent Shares); provided, that, except as otherwise required by a change in applicable Tax Law, the parties hereto agree that the Merger Consideration payable or deliverable pursuant to this Agreement shall not be subject to withholding under Section 1445 of the Code or the Treasury Regulations promulgated thereunder. To the extent that amounts are so deducted or withheld by Parent, the Company (as the surviving entity), Merger Sub 1, Merger Sub 2, Merger Sub 2 (as the surviving entity), the Company or the Exchange Agent, or any of their respective Affiliates, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and, if withholding is made in Parent Shares the relevant withholding party shall be treated as having sold such Parent Shares on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding.

Section 3.6 Treatment of Company Indebtedness. The Company shall, and shall cause its applicable Subsidiaries to, deliver to Parent at least four (4) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) (a) a copy of a payoff letter (the “Payoff Letter”) (subject to the delivery of funds as arranged by Parent) with respect to the Company Credit Agreement in customary form reasonably satisfactory to Parent, which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, fees, prepayment premiums, termination costs, penalties, breakage costs and any other monetary obligations then due and payable under the Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under the Payoff Letter, the Company Credit Agreement and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Company Credit Agreement relating to the assets and properties of the Company or its Subsidiaries securing the obligations under the Company Credit Agreement shall be released and terminated upon payment of the Payoff Amount at the Closing and (b) all documentation relating to the release of all related Liens and guarantees with respect to the Company Credit Agreement (including any mortgage releases, termination statements on Form UCC-3, IP security interest terminations or other releases).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed after January 1, 2022 and prior to the date of this Agreement other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or (b) in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws of the Company.

(b) Each of the Company’s Significant Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of each of the Company’s Significant Subsidiaries. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Significant Subsidiary of the Company and each Significant Subsidiary’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect, wholly owned Significant Subsidiary of the Company, free and clear of any Liens. No direct or indirect Significant Subsidiary of the Company owns any Company Shares or Company Equity Awards.

(c) Each drilling unit owned or leased by the Company or any of its Significant Subsidiaries, which is subject to classification, is in class (or in laid up status) and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 4.2 Capital Stock.

(a) The authorized share capital of the Company consists of 750,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on June 7, 2024 (the “Company Capitalization Date”), there were (i) 102,596,404 shares of Company Common Stock issued and outstanding, (ii) 965,488 shares of Company Common Stock held by the Company in its treasury, (iii) Company RSU Awards in respect of an aggregate of 1,843,242 shares of Company common stock, (iv) Company PSU Awards in respect of an aggregate of 1,843,233 shares of Company Common Stock (assuming target level achievement of the performance goals) and 2,394,468 shares of Company Common Stock (assuming maximum level achievement of the performance goals), and (v) 7,529,961 shares of Company Common Stock reserved for issuance upon exercise of the outstanding Company Warrants. As of the Company Capitalization Date, there were 3,864,117 shares of Company Common Stock available for issuance under the Company Equity Plan. As of the date of this Agreement, the Company Warrants are exercisable for 7,529,961 shares of Company Common Stock in the aggregate, at an exercise price of $29.22 per share. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. From the Company Capitalization Date, the Company has not issued any shares of its capital stock other than Company Shares that have become outstanding after the Company Capitalization Date that (x) were reserved for issuance as of the Company Capitalization Date as a result of the exercise, settlement or vesting of Company Equity Awards or Company Warrants, in each case, outstanding as of the Company Capitalization Date or (y) were issued in satisfaction of the exercise, settlement or vesting of Company Equity Awards granted in accordance with Section 6.1.

(b) Except as set forth in subsection (a) above, (i) there are no shares of capital stock or other equity interests or voting securities of the Company issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above that (x) were reserved for issuance as of the Company Capitalization Date as a result of the exercise, settlement or vesting of Company Equity Awards or Company Warrants, in each case, outstanding as of the Company Capitalization Date or (y) were issued in satisfaction of the exercise, settlement or vesting of Company Equity Awards granted in accordance with Section 6.1, (ii) there are no outstanding subscriptions, options, warrants, restricted stock, stock appreciation rights, preemptive rights, phantom stock, restricted stock units, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which the Company or any of the Company’s Significant Subsidiaries is a party obligating the Company or any of the Company’s Significant Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of the Company or any Significant Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or voting securities, (B) grant, extend or enter into any such subscription, option, warrant, call, restricted stock, stock appreciation rights, preemptive rights, phantom stock, restricted stock units, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, and (iii) there are no outstanding obligations of the Company or any Significant Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity interests or voting securities of the Company or any of its Significant Subsidiaries.

(c) Neither the Company nor any of its Significant Subsidiaries has outstanding bonds, debentures, notes or other obligations (i) that, in each case, are linked to, or calculated based on, the value of the Company or any of its Significant Subsidiaries, or otherwise based upon or derived from any dividends or distributions declared or paid on any shares of capital stock of, or other equity interests in, or voting securities of, the Company or any of its Significant Subsidiaries, or (ii) the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of the capital stock or other equity interest or other voting securities of the Company or any of its Significant Subsidiaries.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth, with respect to each Company Equity Award, (i) the type and number of Company Shares subject to such Company Equity Award (including, for each Company PSU Award, the target and maximum number of Company Shares), (ii) the grant date and (iii) the form Company Equity Award agreement pursuant to which such award was granted.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company Board at a duly held meeting has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the First Merger, (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of the Company and its stockholders to consummate the transactions contemplated by this Agreement, including the First Merger in which the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the Merger Consideration and (iii) resolved to recommend the approval and adoption of this Agreement by the Company’s stockholders (the “Company Recommendation”) and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of First Merger and the Certificate of Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of First Merger and the Certificate of Second Merger, (ii) the expiration or termination of the waiting period under the HSR Act and the approvals or clearances identified in Section 4.3(b) of the Company Disclosure Letter required to consummate the First Merger under applicable Antitrust Laws, and the appropriate filings or notifications corresponding thereto, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 4.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(b) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”) or (B) prevent or materially delay consummation of the Mergers.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Company Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Significant Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, or (B) assuming consummation of the actions contemplated by Section 3.6, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any Contract to which the Company or any of its Significant Subsidiaries or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (x) would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(c) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”) or (y) prevent or materially delay consummation of the Mergers.

Section 4.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC from January 1, 2022 (as amended and supplemented from time to time, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No personal loan or other extension of credit by the Company or any of its Significant Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act from January 1, 2022. From January 1, 2022 through the date of this Agreement, neither the Company nor any of its Significant Subsidiaries nor, to the Knowledge of the Company, any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Significant Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Significant Subsidiaries has engaged in unlawful accounting or auditing practices.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2023 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since January 1, 2024, and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than liabilities that do not constitute and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is, and from January 1, 2022 (in the case of the Company) and the later of January 1, 2022 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement having the force of law of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) without limiting the generality of Section 4.7(a), within the past three (3) years, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or agents (in their respective capacities as such), has, directly or indirectly, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to/from any foreign or domestic government official in each case in violation of any provisions of any applicable anti-bribery Laws and, in the past three (3) years, the Company has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws;

(ii) neither the Company nor any of its Significant Subsidiaries, nor any director, officer or employee of the Company or any Significant Subsidiary of the Company, are, or in the past three (3) years has been, subject to any actual, pending, or, to Knowledge of the Company, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving the Company or any Significant Subsidiary of the Company relating to alleged violations of applicable anti-bribery Laws;

(iii) without limiting the generality of Section 4.7(a) in any way, in the past three (3) years, neither the Company, any of its Significant Subsidiaries, or any employee, officer, or director of the Company or any of its Significant Subsidiaries nor to the Knowledge of the Company, any agents, (A) is currently or has been within the past three (3) years the target of Trade Sanctions or (B) has in the past three (3) years violated applicable Trade Sanctions; and

(iv) in the past three (3) years, each of the Company, the Company’s Significant Subsidiaries and, to the Knowledge of the Company, their respective Affiliates (x) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws in all material respects; and (y) has obtained, and is in compliance in all material respects with, all required export and import licenses, license expectations and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (z) has maintained and enforces policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

(c) Each of the Company and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for the Company and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Significant Subsidiaries are not, and from January 1, 2022 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Significant Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Significant Subsidiaries are, and from January 1, 2022 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) from January 1, 2022, neither the Company nor any of its Significant Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that the Company or any of its Significant Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, (iii) there has been no treatment, storage or release of any Hazardous Substance at or from any properties currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of its Significant Subsidiaries during the time such properties were owned or leased by the Company or any of its Significant Subsidiaries for which Environmental Law currently requires further investigation or any form of response action by the Company or any of its Significant Subsidiaries, (iv) neither the Company nor any of its Significant Subsidiaries is subject to any pending or unresolved Order or Action or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law, (v) neither the Company nor any of its Significant Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, that pursuant to CERCLA or any similar state law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, in each case in a manner that has resulted or would reasonably be expected to result in liability under Environmental Laws for the Company or its Significant Subsidiaries and (vi) each of the Company and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Environmental Law for the Company and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

(b) To the Knowledge of the Company, the Company has made available to Parent all material environmental audits and reports prepared since January 1, 2022 relating to the Company’s facilities or operations including the Company Real Property and any other real property previously owned or operated by the Company, that are in its possession or under its reasonable control.

(c) As used herein, “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.

(d) As used herein, “Environmental Law” means any Law relating to (i) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (ii) the storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(e) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law. Hazardous Substance includes asbestos, or asbestos-containing material, petroleum, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

(f) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 4.8 shall be deemed to contain the only representations and warranties of the Company in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 4.9 Employee Benefit Plans.

(a) The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of each material Company Benefit Plan and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination, advisory or opinion letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) each current trust agreement, insurance contract or policy and any other funding arrangement relating to such Company Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Company Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan since January 1, 2022.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) with respect to each Company Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States, if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities; (iv) no Company Benefit Plan provides, and neither the Company nor any of its Significant Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or individual consultants of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (v) no liability under Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or under any Multiemployer Plan has been incurred by the Company, its Significant Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and no event occurred and no condition exists that would reasonably be expected to result in a risk to the Company or any of its Significant Subsidiaries of incurring any liability thereunder; (vi) no events have occurred that could result in a payment by or assessment against the Company or any of its Significant Subsidiaries of any excise taxes under Sections 4975, 4980B or 4980D of the Code; (vii) all premiums and contributions or other amounts payable by the Company or its Significant Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (viii) none of the Company, its Significant Subsidiaries or their respective ERISA Affiliates contributes or is obligated to contribute to a Multiemployer Plan; and (ix) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans.

(c) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither the Company, nor any of its ERISA Affiliates has within the past six (6) years sponsored, maintained, contributed to or been required to contribute to any such plan.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in all material respects in operational compliance with, and is in all respect in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or is expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

(e) Except as provided in this Agreement or as required by applicable law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (including, but not limited to, a termination of employment), (i) entitle any current or former employee, director, individual consultant or officer of the Company or any of its Significant Subsidiaries to any increase in compensation (including bonuses and/or severance) or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation (including bonuses and/or severance) or benefits due to any such employee, director, individual consultant or officer or (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(f) Except as set forth on Section 4.9(f) of the Company Disclosure Letter, no payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of the Company or any of its Significant Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could (individually or together with any other payment or benefit) be nondeductible pursuant to Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

(g) Neither the Company nor any of its Significant Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 1, 2024 through the date of this Agreement, other than the transactions contemplated by this Agreement, the Company and its Significant Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) From January 1, 2024 through the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Significant Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as may arise under Antitrust Laws after the date hereof in relation to the transactions contemplated hereby, there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Significant Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (including any amendments or supplements thereto, the “Registration Statement”) or (ii) the proxy statement to be sent to the Company’s stockholders in connection with the First Merger soliciting the Company Stockholder Approval sought by vote at the Company Meeting (including any amendments or supplements thereto, and which will be included in the Registration Statement, the “Proxy Statement/Prospectus”) will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereto, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus (other than the portions related to the registration of the Parent Shares to be issued in the Merger) will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of the Company.

Section 4.13 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its

Significant Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Significant Subsidiaries have timely paid in full all Taxes that are due and payable, whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Significant Subsidiaries; (iii) the Company and each of its Significant Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) there are no outstanding, pending or threatened in writing, deficiencies, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Significant Subsidiaries; (v) neither the Company nor any of its Significant Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) there are no Liens for Taxes upon any property of the Company or any of its Significant Subsidiaries, except for Permitted Liens; (vii) neither the Company nor any of its Significant Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) occurring during the two (2) year period ending on the date of this Agreement; (viii) neither the Company nor any of its Significant Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law; (ix) neither the Company nor any of its Significant Subsidiaries has been, at any time after January 1, 2022, a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was the Company; (x) neither the Company nor any of its Significant Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 482 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the Closing Date.

(b) Neither the Company nor any of its Significant Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of its Significant Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(c) Neither the Company nor any of its Subsidiaries is a party to, has any obligation under, or is bound by any material Tax allocation, Tax sharing or Tax indemnity arrangement, agreement or Contract (other than any such agreement or Contract solely between or among the Company and/or its Subsidiaries or any customary Tax sharing or indemnification provisions contained in any agreement or Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(d) The Company (i) is a corporation for U.S. Federal income Tax purposes, (ii) is a “United States person” as defined in Section 7701(a)(30) of the Code and (iii) and each of its Significant Subsidiaries does not beneficially own shares or other equity interests of Parent or any of its Affiliates.

(e) Neither the Company nor any of its Significant Subsidiaries has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(f) The Company is not and has not been during the applicable period specified in Section 897(c) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) As used in this Agreement, (i) “Taxes” means any and all U.S. federal, state, local or foreign taxes, social security contributions, customs, duties, imposts, levies, charges or other governmental assessments of any kind whatsoever (whether payable directly or by withholding) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, value added, gains, transfer, environmental, license, stamp, occupation, severance, premium, registration, estimated, alternative or add-on minimum tax and (ii) “Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules, supplements or attachments) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or statement related to Taxes.

Section 4.14 Labor Matters.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) none of the employees of the Company or any of its Significant Subsidiaries is represented in his or her capacity as an employee of the Company or any Significant Subsidiary by any union or other labor organization, and (ii) neither the Company nor any Significant Subsidiary is, or has been during the two (2) year period preceding the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other similar agreement with any union or other labor organization. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any, strikes, lockouts, concerted slowdowns, or work stoppages in effect with respect to employees of the Company or any of its Significant Subsidiaries, (ii) to the Knowledge of the Company, there is no, and has not been during the two (2) year period preceding the date of this Agreement, any, formal union organizing effort pending against the Company or any of its Significant Subsidiaries, and (iii) there is no, and has not been during the two (2) year period preceding the date of this Agreement, any, unfair labor practice charge, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries has a requirement to bargain with any union or other labor organization. The Company and its Significant Subsidiaries have satisfied, in all material respects, any legal or contractual requirement to obtain consent from, or enter into any consultation procedure with, any labor or trade union, works council or other employee representative body to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Significant Subsidiaries with respect to such matters and, to the Knowledge of the Company, no such investigation is in progress or threatened. Except for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Significant Subsidiaries are, and during the three (3) year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries.

(c) Neither the Company nor any of its Significant Subsidiaries has any liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state, local or other applicable laws related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by the Company or any of its Significant Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not be material to the Company or any of its Significant Subsidiaries, from January 1, 2022, to the Knowledge of the Company, (i) no allegations of sexual harassment or other sexual misconduct or race discrimination have been made by any current or former employee or independent contractor of the Company or any of its Significant Subsidiaries against any employee of the Company or its Significant Subsidiaries with the title of senior vice president or above through any formal human resources communication channels at the Company (including an anonymous employee hotline, if any), (ii) there are no actions, suits, investigations or proceedings pending or threatened in writing related to any allegations made by any current or former employee or independent contractor of the Company or any of its Significant Subsidiaries of sexual harassment or other sexual misconduct or race discrimination against any employee of the Company or its Significant Subsidiaries with the title of senior vice president or above and (iii) neither the Company nor any of its Significant Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct or race discrimination made by any current or former employee or independent contractor of the Company or any of its Significant Subsidiaries against any employee of the Company with the title of senior vice president or above.

Section 4.15 Intellectual Property.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Significant Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Significant Subsidiaries as currently conducted by the Company and its Significant Subsidiaries. To the Knowledge of the Company, and except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any of its Significant Subsidiaries is currently infringing, misappropriating or violating, or in the past two (2) years has infringed, misappropriated or violated any Intellectual Property of any third party and (b) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Significant Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of the Company, threatened that (i) challenge or question the Company’s ownership or right to use Intellectual Property of the Company or any of its Significant Subsidiaries or (ii) assert infringement, misappropriation or violation by the Company or any of its Significant Subsidiaries of any Intellectual Property of a third party. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15(a).

(b) The Company and its Significant Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the conduct of the business of the Company and its Significant Subsidiaries (“IT Systems”) from Contaminants. As used herein, “Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users. To the Company’s Knowledge, (i) there have been no material unauthorized intrusions or breaches of the security of the Company’s or any of its Significant Subsidiaries’ IT Systems, and (ii) the data and information which they store or process has not been corrupted in any material discernible manner or accessed without the Company’s or any of its Significant Subsidiaries’ authorization, in the case of each of clauses (i) and (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Significant Subsidiaries complies in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Significant Subsidiaries and (ii) all Contracts under which the Company or any of its Significant Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Significant Subsidiaries.

Section 4.16 Real Property; Personal Property. Section 4.16 of the Company Disclosure Letter lists each real property that is material to the business of the Company and its Significant Subsidiaries, taken as a whole, that is leased by the Company or its Significant Subsidiaries (the “Company Leased Real Property”) and each real property owned in fee by the Company or its Significant Subsidiaries (the “Company Owned Real Property”; and, together with the Company Leased Real Property, the “Company Real Property”). The Company Real Property comprises, in all material respects, all of the real property occupied or otherwise used in the operation of the Company’s business. A true and complete copy of each Lease of Company Leased Real Property that is material to the business of the Company and its Significant Subsidiaries, taken as a whole, has been made available to Parent prior to the date of this Agreement. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Significant Subsidiary of the Company has good and valid title to all of the Company Owned Real Property and has valid leasehold or sub-leasehold interests in all of the Company Leased Real Property, and each of them has good title to all its owned personal property and valid leasehold or sub-leasehold interests in all its leased personal property, in each case free and clear of all Liens (except for Permitted Liens). There is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any material portion of the Company Owned Real Property or, to the Knowledge of the Company, any material portion of the Company Leased Real Property. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any material portion of the Company Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase all or any material portion of, or material interest in, any Company Owned Real Property. Neither the Company nor any of its Significant Subsidiaries is in breach of or default under the terms of any Lease that is material to the business of the Company and its Significant Subsidiaries, taken as a whole, and, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a breach of or default under the terms of any Lease by the Company or any of its Significant Subsidiaries, in each case, where such breaches or defaults would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other parties to any Leases of Company Leased Real Property are in breach of or default under the terms of any such Leases where such breaches or defaults would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease of Company Leased Real Property is a valid and binding obligation of the Company or the Significant Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 4.17 Material Contracts. A true and complete copy of each Company Material Contract (including any amendments thereto) has been made available to Parent prior to the date of this Agreement. Neither the Company nor any Significant Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Significant Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Significant Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Significant Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 4.18 Insurance Policies. The Company and its Significant Subsidiaries maintain insurance policies covering the Company and its Significant Subsidiaries and their respective assets, properties and operations (the “Policies”) in such amounts and against such risks as the Company believes to be customary and commercially reasonable as of the date of this Agreement. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all of the Policies are in full force and effect and (b) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under any such Policies. From January 1, 2024 through the date of this Agreement, neither the Company nor any of its Significant Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of the Company or any of its Significant Subsidiaries. Section 4.18 of the Company Disclosure Letter sets forth all material Policies held by the Company and its Significant Subsidiaries as of the date of this Agreement.

Section 4.19 Government Contracts.

(a) Neither the Company nor any of its Significant Subsidiaries nor, to the Knowledge of the Company, their respective managers, directors or officers, employees, consultants or agents, is or has been debarred, suspended or excluded from participation in or the award of any Contract with or for the benefit of a Governmental Entity to which the Company or any of its Significant Subsidiaries is a party (collectively, “Government Contracts”), or doing business with any Governmental Entity and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to warrant the institution of debarment or suspension or ineligibility in connection with any current or proposed Government Contract.

(b) Neither the Company nor any of its Significant Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure or the Federal Acquisition Regulation mandatory disclosure provisions (48 C.F.R. §§ 3.1003 & 52.203-13) in connection with the award, performance, or closeout of any Government Contract. To the Knowledge of the Company, neither the Company nor any of its Significant Subsidiaries have credible evidence of a violation of federal criminal Law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or a significant overpayment (other than overpayments resulting from contract financing payments as defined in 48 C.F.R § 32.001) in connection with the award, performance, or closeout of any Government Contract.

(c) Neither the Company nor any of its Significant Subsidiaries currently holds a classified Government Contract or performs under a Government Contract requiring access to classified information.

Section 4.20 Finders or Brokers. Except for Guggenheim Securities, LLC and TPH&Co. (the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent complete and correct copies of all agreements under which any such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 4.21 Opinion of Financial Advisor. The Company Board has received the opinion of each Company Financial Advisor, dated as of the date of this Agreement, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock. Correct and complete copies of the form of each Company Financial Advisor’s written opinion will be made available to Parent for informational purposes only promptly following the execution and delivery of this Agreement. Subject to the terms of the engagement letters entered into between the Company and each Company Financial Advisor, the Company has been authorized by the Company Financial Advisors to permit the inclusion of each Company Financial Advisor’s opinion and/or references thereto in the Proxy Statement/Prospectus.

Section 4.22 Required Vote of the Company Stockholders. The affirmative vote of the Requisite Company Stockholders is the only vote of holders of securities of the Company which is required to approve this Agreement and the consummation of the First Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”).

Section 4.23 Takeover Laws. Assuming the representations and warranties of Parent set forth in Section 5.18 are true and correct, (a) the Company Board has taken all actions necessary to render Section 203 of the DGCL inapplicable to the Mergers and the other transactions contemplated by this Agreement and (b) no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law (each, a “Takeover Law”) is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.24 Ownership and Maintenance of Drilling Units. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) either the Company or a Significant Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report, a true and complete copy of which has been provided to Parent (the “Company Fleet Report”), in each case free and clear of all Liens except for Permitted Liens and (b) no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s Knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the drilling units listed in the Company Fleet Report have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 4.25 No Additional Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. The Company acknowledges that none of Parent or any other Person has made any representation or warranty, express or implied except as expressly set forth in Article V, and the Company has not relied on any representation other than those expressly set forth in Article V. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation. The Company, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Parent has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB 1 AND MERGER SUB 2

Except as disclosed (a) in the Parent SEC Documents filed after January 1, 2022 and prior to the date of this Agreement other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or (b) in the disclosure letter delivered by Parent, Merger Sub 1 and Merger Sub 2 to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), Parent, Merger Sub 1 and Merger Sub 2, jointly and severally, represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, Merger Sub 1 and Merger Sub 2 is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub 1 and Merger Sub 2 is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub 1 and Merger Sub 2 has made available to the Company true and complete copies of the charter and bylaws or other governing documents of Parent, Merger Sub 1 and Merger Sub 2.

(b) Each of Parent’s Significant Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the charter and bylaws (or similar organizational documents) of each Significant Subsidiary of Parent. Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of each Significant Subsidiary of Parent and its jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of Parent’s Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by Parent or by a direct or indirect wholly owned Significant Subsidiary of Parent, free and clear of any Liens. No direct or indirect Significant Subsidiary of Parent owns any Parent Shares or Parent Equity Awards.

(c) Each drilling unit owned or leased by Parent or any of its Significant Subsidiaries, which is subject to classification, is in class (or in laid up status) and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 5.2 Capital Stock.

(a) As of the close of business on June 5, 2024 (the “Parent Capitalization Date”), there were (A) 142,878,261 Parent Shares issued and outstanding, (B) no Parent Shares held by Parent in its treasury and (C) 4,921,139 Parent Shares reserved for issuance upon exercise of the outstanding Parent Warrants. All outstanding Parent Shares and shares of Merger Sub 1 Common Stock and Merger Sub 2 Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. As of the date of this Agreement, the authorized share capital of Merger Sub 1 consists of 1,000 shares of common stock, par value $0.01 (“Merger Sub 1 Common Stock”). As of the date of this Agreement, the authorized share capital of Merger Sub 2 consists of 1,000 shares of common stock, par value $0.01 (“Merger Sub 2 Common Stock”). From the Parent Capitalization Date and through the date of this Agreement, (1) Parent has not issued any shares of its capital stock other than Parent

Shares that have become outstanding after the Parent Capitalization Date that (x) were reserved for issuance as of such date resulting from the exercise, settlement or vesting of Parent Equity Awards or Company Warrants outstanding as of the Parent Capitalization Date, or (y) were issued in satisfaction of the exercise, settlement or vesting of Parent Equity Awards granted in accordance with Section 6.2 and (2) neither Merger Sub 1 nor Merger Sub 2 has issued any shares of its capital stock.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) none of Parent, Merger Sub 1 or Merger Sub 2 has any shares of its capital stock or other equity interests or voting securities of Parent, Merger Sub 1 or Merger Sub 2 issued or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above, (ii) other than this Agreement, there are no outstanding subscriptions, options, warrants, restricted stock, stock appreciation rights, preemptive rights, phantom stock, restricted stock units, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which Parent or any of its Significant Subsidiaries is a party obligating Parent or any of its Significant Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests or voting securities of Parent or any of its Significant Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or voting securities, (B) grant, extend or enter into any such subscription, option, warrant, call, restricted stock, stock appreciation rights, preemptive rights, phantom stock, restricted stock units, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or voting securities, and (iii) other than this Agreement, there are no outstanding obligations of Parent or any of its Significant Subsidiaries to make any payment based on the price or value of any capital stock or other equity interests or voting securities of Parent or any of its Significant Subsidiaries.

(c) As of the date of this Agreement, neither Parent nor any of its Significant Subsidiaries has outstanding bonds, debentures, notes or other obligations (i) that, in each case, are linked to, or calculated based on, the value of Parent or any of its Significant Subsidiaries, or otherwise based upon or derived from any dividends or distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Parent or any of its Significant Subsidiaries, or (ii) the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Significant Subsidiaries is a party with respect to the voting of the capital stock or other equity interest or other securities of Parent or any of its Significant Subsidiaries.

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Merger Sub 1 has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Merger Sub 1 Stockholder Approval, to consummate the transactions contemplated by this

Agreement. Merger Sub 2 has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Merger Sub 2 Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Parent Board at a duly held meeting has (i) approved, authorized and adopted this Agreement and the transactions contemplated by this Agreement, including the Parent Share Issuance and (ii) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Parent and its shareholders as a whole to consummate the transactions contemplated by this Agreement, including the Parent Share Issuance. The Merger Sub 1 Board has (A) approved, authorized and adopted this Agreement and the transactions contemplated hereby, including the First Merger, (B) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Merger Sub 1 and its sole stockholder to consummate the transactions contemplated by this Agreement, including the First Merger, and (C) resolved to recommend the approval of the First Merger and this Agreement by the sole stockholder of Merger Sub 1 and directed that such matter be submitted for consideration by the sole stockholder of Merger Sub 1. The Merger Sub 2 Board has (1) approved, authorized and adopted this Agreement and the transactions contemplated hereby, including the Second Merger, (2) resolved, upon the terms and subject to the conditions set forth in this Agreement, that it is advisable, fair to and in the best interests of Merger Sub 2 and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Second Merger, and (3) resolved to recommend the approval of the Second Merger and this Agreement by the sole stockholder of Merger Sub 2 and directed that such matter be submitted for consideration by the sole stockholder of Merger Sub 2. No corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except for the Merger Sub 1 Stockholder Approval and the filing of the Certificate of First Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Merger Sub 1 are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Except for the Merger Sub 2 Stockholder Approval and the filing of the Certificate of Second Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Merger Sub 2 are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of each of Parent, Merger Sub 1 and Merger Sub 2, enforceable against each of Parent, Merger Sub 1 and Merger Sub 2, in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement by Parent, Merger Sub 1 and Merger Sub 2 do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of First Merger and the Certificate of Second Merger, (ii) the expiration or termination of the waiting period under the HSR Act and the approvals or clearances identified in Section 5.3(b) of the Parent Disclosure Letter required to consummate the First Merger under applicable Antitrust Laws, and the appropriate filings or notifications corresponding thereto, (iii) compliance with the applicable requirements of the Exchange Act or the Securities Act, including the filing of the Proxy Statement/Prospectus with the SEC, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents and/or notices set forth on Section 5.3(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, and would not (A) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (disregarding, for purposes of this Section 5.3(b) only, subclause (iv) of the proviso to the definition of “Parent Material Adverse Effect”), or (B) prevent or materially delay consummation of the Mergers.

(c) The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the Mergers and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Merger Sub 1 Stockholder Approval and the Merger Sub 2 Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Significant Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.3(b), receipt of the Parent Approvals, the receipt of the Merger Sub 1 Stockholder Approval and the Merger Sub 2 Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or any of its Significant Subsidiaries or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Significant Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not (x) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (disregarding, for purposes of this Section 5.3(c) only, subclause (iv) of the proviso to the definition of “Parent Material Adverse Effect”), or (y) prevent or materially delay consummation of the Mergers.

Section 5.4 Reports and Financial Statements.

(a) Parent has timely filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC from January 1, 2022 (as amended and supplemented from time to time, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the

Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of an ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with GAAP and IFRS (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of Parent is required to file periodic reports with the SEC.

Section 5.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No personal loan or other extension of credit by Parent or any Parent Significant Subsidiary has, to the Knowledge of Parent, any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act from January 1, 2022. From January 1, 2022 through the date of this Agreement, neither Parent nor any Parent Significant Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Parent or any Parent Significant Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any Parent Significant Subsidiaries has engaged in unlawful accounting or auditing practices.

Section 5.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of

December 31, 2023 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since January 1, 2024, and (d) for liabilities or obligations that have been discharged or paid in full, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than liabilities that do not constitute and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.7 Compliance with Law; Permits.

(a) Each of Parent and its Significant Subsidiaries is, and from January 1, 2022 (in the case of Parent) and the later of January 1, 2022 and such Significant Subsidiary’s respective date of incorporation, formation or organization (in the case of a Significant Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Anything contained in this Section 5.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 5.7(a) in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article V.

(b)  Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) without limiting the generality of Section 5.7(a), within the past three (3) years, none of Parent, any of its Significant Subsidiaries or any of their respective directors, officers or employees, or agents (in their respective capacities as such), has, directly or indirectly, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to/from any foreign or domestic government official in each case in violation of any provisions of any applicable anti-bribery Laws and, in the past three (3) years, Parent has maintained policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with anti-bribery Laws;

(ii) neither Parent nor any of its Significant Subsidiaries, nor any director, officer or employee of Parent or any Significant Subsidiary of Parent, are, or in the past three (3) years has been, subject to any actual, pending, or, to Knowledge of Parent, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any governmental authority, involving Parent or any Significant Subsidiary of Parent relating to alleged violations of applicable anti-bribery Laws;

(iii) without limiting the generality of Section 5.7(a) in any way, in the past three (3) years, neither Parent, any of its Significant Subsidiaries, or any employee, officer, or director of Parent or any of its Significant Subsidiaries nor to Knowledge of Parent, any agents, (A) is currently or has been within the past three (3) years the target of Trade Sanctions or (B) has in the past three (3) years violated applicable Trade Sanctions; and

(iv) in the past three (3) years, each of Parent, Parent’s Significant Subsidiaries and, to Knowledge of Parent, their respective Affiliates (x) has conducted its business in compliance with all applicable Trade Sanctions and Export Control Laws in all material respects; and (y) has obtained, and is in compliance in all material respects with, all required export and import licenses, license expectations and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology; and (z) has maintained and enforces policies and procedures that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

(c) Each of Parent and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for Parent and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Significant Subsidiaries are not, and from January 1, 2022 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Significant Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Environmental Laws.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Parent and each of its Significant Subsidiaries are, and from January 1, 2022 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) from January 1, 2022, neither Parent nor any of its Significant Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Parent or any of its Significant Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, (iii) there has been no treatment, storage, or release of any Hazardous Substance at or from any properties currently or, to the Knowledge of Parent, formerly owned or leased by Parent or any of its Significant Subsidiaries during the time such properties were owned or leased by Parent or any of its Significant Subsidiaries for which Environmental Law currently requires further investigation or any form of response action by Parent or any of its Significant Subsidiaries, (iv) neither Parent nor any of its Significant Subsidiaries is subject to any pending or unresolved

Order or Action or, to the Knowledge of Parent, threatened Action pursuant to any Environmental Law, (v) neither Parent nor any of its Significant Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, that pursuant to CERCLA or any similar state law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, in each case in a manner that has resulted or would reasonably be expected to result in liability under Environmental Laws for the Parent or its Significant Subsidiaries, and (vi) each of Parent and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Environmental Law for Parent and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

(b) To the knowledge of Parent, Parent has made available to the Company all material environmental audits and reports prepared since January 1, 2022 relating to Parent’s facilities or operations including the Parent Real Property and any other real property previously owned or operated by Parent, that are in its possession or under its reasonable control.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 5.8 shall be deemed to contain the only representations and warranties of Parent in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 5.9 Parent Employee Benefit Plans.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS and, to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) with respect to each Parent Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States, if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities; (iv) no Parent Benefit Plan provides, and neither Parent nor any of its Significant Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or individual consultants of Parent or its Significant Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (v) no liability under Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or under any Multiemployer Plan has been incurred by Parent, its Significant Subsidiaries or any ERISA Affiliate of Parent that has not been satisfied in full, and no event occurred and no condition exists that would reasonably be expected to result in a risk to Parent or any of its Significant Subsidiaries of incurring any liability thereunder; (vi) no events have occurred that could result in a payment by or assessment against Parent or any of its Significant Subsidiaries of any excise taxes under Sections 4975, 4980B or

4980D of the Code; (vii) all premiums and contributions or other amounts payable by Parent or its Significant Subsidiaries as of the date of this Agreement with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); (viii) none of Parent, its Significant Subsidiaries or their respective ERISA Affiliates contributes or is obligated to contribute to a Multiemployer Plan; and (ix) there are no pending, or, to the Knowledge of Parent, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Parent Benefit Plans.

(b) No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither Parent nor any of its ERISA Affiliates has within the past six (6) years sponsored, maintained, contributed to or been required to contribute to any such plan.

(c) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (including, but not limited to, a termination of employment), (i) entitle any current or former employee, director, individual consultant or officer of Parent or any of its Significant Subsidiaries to any compensation (including bonuses and/or severance) or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation (including bonuses and/or severance) or benefits due to any such employee, director, individual consultant or officer or (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan.

Section 5.10 Absence of Certain Changes or Events.

(a) From January 1, 2024 through the date of this Agreement, other than the transactions contemplated by this Agreement, Parent and its Significant Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) From January 1, 2024 through the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Significant Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than as may arise under Antitrust Laws after the date hereof in relation to the transactions contemplated hereby, there are no Actions pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Significant Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to the Company’s stockholders, at the time of any amendment or supplement thereto, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Parent, Merger Sub 1 or Merger Sub 2 with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of Parent, Merger Sub 1 or Merger Sub 2.

Section 5.13 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Significant Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all respects; (ii) Parent and each of its Significant Subsidiaries have timely paid in full all Taxes that are due and payable, whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Parent or any of its Significant Subsidiaries; (iii) Parent and each of its Significant Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) there are no outstanding, pending or threatened in writing, deficiencies, audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Significant Subsidiaries; (v) there are no Liens for Taxes upon any property of Parent or any of its Significant Subsidiaries, except for Permitted Liens; (vi) neither Parent nor any of its Significant Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) occurring during the two (2) year period ending on the date of this Agreement; (vii) neither Parent nor any of its Significant Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law; (viii) neither Parent nor any of its Significant Subsidiaries has been, at any time after January 1, 2022, a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Parent; and (ix) neither Parent nor any of its Significant Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 482 of the Code (or any similar provision of state, local, or foreign Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, or (C) installment sale, intercompany transaction, or open transaction disposition made on or prior to the Closing Date.

(b) Neither Parent nor any of its Significant Subsidiaries has any material liability for the Taxes of any Person (other than Parent or any of its Significant Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(c) Neither the Parent nor any of its Significant Subsidiaries has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(d) Noble Newco Sub Limited is treated as an entity disregarded as separate from Parent for U.S. federal income tax purposes and, as of the date of this Agreement, directly owns all of the outstanding equity interests of Merger Sub 1 and Merger Sub 2.

Section 5.14 Material Contracts. Neither Parent nor any Significant Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Significant Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Significant Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Parent, a breach or default on the part of Parent or any of its Significant Subsidiaries under a Parent Material Contract, and (ii) no party to any Parent Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 5.15 Finders or Brokers. Except for Morgan Stanley & Co. LLC (“Parent Financial Advisor”), neither Parent nor any of its Significant Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.16 No Parent Stockholder Vote; Required Consents of Sole Stockholder of Merger Sub 1 and Merger Sub 2. No vote or approval of any class or series of Parent’s capital stock is required in connection with the entering into, delivery and performance by Parent of its obligations hereunder to consummate the transactions contemplated by this

Agreement, including the Parent Share Issuance. The vote or consent of Parent as the sole stockholder of Merger Sub 1 (which shall have occurred prior to the First Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub 1 necessary to approve this Agreement or the Merger or the other transactions contemplated hereby (the “Merger Sub 1 Stockholder Approval”). The vote or consent of Parent as the sole stockholder of Merger Sub 2 (which shall have occurred prior to the Second Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub 2 necessary to approve this Agreement or the Merger or the other transactions contemplated hereby (the “Merger Sub 2 Stockholder Approval”).

Section 5.17 Certain Arrangements. As of the date of this Agreement, except for this Agreement as expressly authorized by or disclosed to the Company Board, none of Parent, Merger Sub 1, Merger Sub 2 nor any of their controlled Affiliates are party to any Contracts, undertakings, commitments, arrangements, or understandings, whether written or oral, with any Person known to Parent to be a beneficial owner of outstanding Company Shares or any member of the Company’s management or the Company Board, relating, in each case, to the Company, the Company’s securities, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 5.18 Ownership of Company Stock. Neither Parent nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Shares or other securities convertible into, exchangeable for or exercisable for Company Shares or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement. None of Parent or any of its “affiliates” or “associates” is, or at any time during the three (3) years preceding the date of this Agreement has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.19 Ownership and Operations of Merger Sub 1 and Merger Sub 2. Merger Sub 1 has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Merger Sub 2 has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.20 Ownership and Maintenance of Drilling Units. Except as would not have, individually or in the aggregate, (a) a Parent Material Adverse Effect, either Parent or a Significant Subsidiary of Parent has good and marketable title to the drilling units listed in Parent’s most recent fleet status report, a true and complete copy of which has been provided to the Company (the “Parent Fleet Report”), in each case free and clear of all Liens except for Permitted Liens and (b) no such drilling unit or any related asset is leased under an operating lease from a lessor that, to Parent’s Knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, the drilling units listed in the Parent Fleet Report have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 5.21 Available Funds. On the Closing Date, Parent will have immediately available cash, available lines of credit or other sources of immediately available funds sufficient to consummate the Mergers and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s, Merger Sub 1’s and Merger Sub 2’s payment obligations under this Agreement, including payment of the cash portion of the Merger Consideration and any amounts payable in accordance with Section 3.6.

Section 5.22 No Additional Representations. Except for the representations and warranties contained in this Article V, none of Parent, Merger Sub 1 or Merger Sub 2 nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. Each of Parent, Merger Sub 1 and Merger Sub 2 acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, except as expressly set forth in Article IV, and none of Parent, Merger Sub 1 or Merger Sub 2 has relied on any representation other than those expressly set forth in Article IV. Without limiting the foregoing, each of Parent, Merger Sub 1 and Merger Sub 2 makes no representation or warranty to the Company with respect to any business or financial projection or forecast relating to Parent or any of its Subsidiaries, whether or not included in the data room or any management presentation. Each of Parent, Merger Sub 1 and Merger Sub 2, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that the Company has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) (x) as may be required by applicable Law (including any Public Health Measures) or (y) as otherwise taken in good faith and on a commercially reasonable basis, by the Company or any of its Subsidiaries on emergency basis for the safety of individuals, assets or the environment but only for so long as such emergency is actively and imminently occurring and in a manner consistent with actions taken by similarly situated companies (provided that, in all cases, the Company promptly notifies Parent of such emergency and any actions taken in connection therewith), (ii) as may be previously consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to use (A) commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects and (B) commercially reasonable efforts to preserve intact their business organizations and material relationships with third parties.

(b) Without limiting the generality of the foregoing Section 6.1(a), the Company agrees with Parent that between the date of this Agreement and the earlier of the Effective Time or the Termination Date, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement, or (D) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its other wholly owned Subsidiaries;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by a Company Benefit Plan in effect on the date of this Agreement, (A) except in the ordinary course of business consistent with past practice in respect of offshore employees of the Company, (1) increase the annual rate of base salary or hourly wage rate, target bonus opportunity, retainer or other fees or any other component of compensation for any current or former employee or individual independent contractor of the Company or its Subsidiaries, or (2) increase the benefits provided to the Company’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine, non-material changes to Company Benefit plans that are broad-based group health and welfare plans); (B) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any similar agreement with any labor organization or other employee representative; (C) except as permitted pursuant to clause (A) above, enter into, establish, adopt, amend, announce, terminate or waive any rights with respect to, any Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a Company Benefit Plan if it were in existence as of the date of this Agreement); (D) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to the Company’s current or former employees, individual independent contractors, executive officers or directors; or (E) grant or announce any new Company Equity Awards or other cash, equity or equity-based incentive awards;

(iv) (A) other than offshore employees or employees needed to fill an open position with base salary consistent with the base salary paid to the offshore employee or other employee who is at a grade level of 12 or below, in either case with respect to such employee as previously in that position, hire or otherwise enter into any employment agreement or other similar arrangement with any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries or (B) terminate any current or former employee, officer or director of the Company or any of its Subsidiaries other than for cause, whose annual base salary or hourly wage rate and target bonus opportunities, together, would exceed $200,000;

(v) change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rule or applicable Law occurring after the date of this Agreement;

(vi) adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vii) except (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (B) solely to the extent required by the terms of the applicable Company Warrant or Company Equity Award, issuances of shares of Company Common Stock in respect of the exercise of or in connection with the vesting or settlement of any (1) Company Warrants outstanding on the date hereof, (2) Company Equity Awards outstanding on the date hereof or (3) Company Equity Awards granted after the date hereof and not in violation of this Agreement (including to the extent permitted pursuant to clause (iii) of this Section 6.1(b)), or (C) as required by any existing Company Benefit Plans or any Company Benefit Plans entered into or amended in accordance with the terms of this Agreement, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Benefit Plans;

(viii) except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) acquisitions of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations upon the settlement of such award, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred in replacement of any indebtedness (including accrued interest and fees, related premiums and expenses) that is required by its terms to be repaid or repurchased pursuant to its terms prior to the Effective Time (provided, that the aggregate principal amount of such replacement indebtedness may not exceed the principal amount of the indebtedness so replaced (including accrued interest and fees, related premiums, accrued interest and expenses) and any such replacement indebtedness is on substantially similar or terms not less favorable, taken as a whole, to the Company than the existing indebtedness), (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b)(ix), (D) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Company Credit Agreement or pursuant to agreements in effect prior to the execution of this Agreement, and (E) indebtedness for borrowed money not to exceed $75,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) through (D), inclusive;

(x) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets and having a fair market value in excess of $25,000,000 in the aggregate, except (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and set forth on Section 6.1(b)(x) of the Company Disclosure Letter, each of which has been disclosed or made available to Parent prior to the date of this Agreement, (C) subject to Section 6.10(b), as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (D) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice (provided that the Company acknowledges and agrees that any sale of one or more rigs by the Company or any of its Subsidiaries would constitute action outside the ordinary course of business for these purposes);

(xi) (A) modify, amend, terminate or waive any rights under any Company Material Contract, material Company Permit or material Lease in any material respect in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice or (B) enter into any Contract that would constitute a Company Material Contract or material Lease if entered into prior to the date of this Agreement (other than in the ordinary course of business consistent with past practice or in connection with the expiration or renewal of any Company Material Contract or material Lease), except to the extent such Contract provides for an action that would otherwise be permitted under this Section 6.1(b); provided, however, that, the foregoing ordinary course exceptions in clauses (A) and (B) shall not apply to any Company Material Contract (or any Contract that would, if entered into prior to the date of this Agreement, constitute a Company Material Contract) that is (or would be) of the type described by clause (v), clause (vii), clause (x), clause (xii), clause (xiv), clause (xv) or clause (xvi) of the definition of “Company Material Contract;”

(xii) voluntarily settle, compromise, pay, discharge or satisfy any Action, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims in connection with any such Action, that (A) involves only the payment of monetary damages in excess of $3,000,000 in the aggregate (excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its Subsidiaries) or (B) imposes (or seeks to impose) any material non-monetary obligation to be performed by, or upon, the Company or any of its

Subsidiaries; provided, however, that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any transaction-related Action described in Section 6.15 except as expressly permitted by Section 6.15;

(xiii) (A) make (except in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) file any amended Tax Return that is likely to result in a material increase in a Tax liability, (C) change any material Tax accounting period or make a material change in any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, (D) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to material Taxes, (F) enter into any Tax allocation, Tax sharing, or Tax indemnity arrangement or agreement (other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), (G) request any Tax ruling or (H) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiv) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire (A) any entity, business or assets that constitute a business or division of any Person, (B) any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf Intellectual Property), other than acquisitions for consideration (including assumed liabilities) that does not exceed $25,000,000 in the aggregate, or (C) an ownership interest in any real property, other than acquisitions for consideration (including assumed liabilities) that does not exceed $5,000,000 in the aggregate;

(xv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or any of its Subsidiaries (other than the Mergers or the transactions contemplated by this Agreement or in compliance with Section 6.5 and Article VIII of this Agreement);

(xvi) enter into or amend any material transaction with any Affiliate (other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xvi), it being understood that this Section 6.1(b)(xvi) (including this proviso) shall not be read to narrow Section 6.1(b)(iii);

(xvii) (A) enter into any joint venture, partnership, participation or other similar arrangement or (B) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company), in each case of (A) and (B) that would be material to the Company, except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or advancements of expenses to directors and officers of the Company or any Subsidiary of the Company pursuant to bona fide advancement provisions that are, in size and terms, consistent with past practice and otherwise not in violation of the other restrictions set forth in the charter and bylaws of the Company, equivalent governing documents of any Subsidiary of the Company or any indemnification agreement with any such director or officer;

(xviii) make or authorize any capital expenditures except with respect to 2024 or 2025, in amounts that are not in excess of 110% of the capital budget set forth in Section 6.1(b)(xviii) of the Company Disclosure Letter (the “Capital Budget”), except for any capital expenditure on emergency basis for the safety of individuals, assets or the environment but only for so long as such emergency is actively and imminently occurring and in a manner consistent with actions taken by similarly situated companies (provided that, in all cases, the Company promptly notifies Parent of such emergency and any actions taken in connection therewith);

(xix) make any material changes to existing insurance policies and programs (except as permitted pursuant to Section 6.1(b)(iii)); or

(xx) agree, resolve or commit to do any of the foregoing.

Section 6.2 Conduct of Business by Parent, Merger Sub 1 and Merger Sub 2.

(a) From and after the date of this Agreement and prior to the Effective Time or Termination Date, if any, and except (i) (x) as may be required by applicable Law (including any Public Health Measures) or (y) as otherwise taken in good faith and on a commercially reasonable basis, by Parent or any of its Subsidiaries on emergency basis for the safety of individuals, assets or the environment but only for so long as such emergency is actively and imminently occurring and in a manner consistent with actions taken by similarly situated companies (provided that, in all cases, Parent promptly notifies the Company of such emergency and any actions taken in connection therewith), (ii) as may be previously consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of Parent, Merger Sub 1 and Merger Sub 2 shall, and shall cause each of its Subsidiaries to use (A) commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and (B) commercially reasonable efforts to preserve intact their business organizations and material relationships with third parties.

(b) Without limiting the generality of the foregoing Section 6.2(a), each of Parent, Merger Sub 1 and Merger Sub 2 agrees with the Company, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time or the Termination Date, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be expressly required or expressly permitted by this Agreement or (C) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of Parent, Merger Sub 1 and Merger Sub 2 shall not, and shall not permit any of its Subsidiaries to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (A) dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Parent to Parent or to any of its other wholly owned Subsidiaries,

(B) the regular quarterly cash dividend payable by Parent (including any increases thereof consistent with the policy set forth on Section 6.2(b)(i) of the Parent Disclosure Letter) and (C) any dividend equivalent rights that become due and payable in accordance with the terms of any Parent Equity Awards (whether in cash or Parent Shares, as Parent may determine in accordance therewith);

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rule or applicable Law occurring after the date of this Agreement;

(iv) with respect to Parent or any of the Parent Significant Subsidiaries, adopt any material amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(v) except for (A) transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (B) issuances of shares of Parent Shares in respect of the exercise of or in connection with the vesting or settlement of any (1) Parent Warrants outstanding on the date hereof, (2) Parent Equity Awards outstanding on the date hereof or (3) Parent Equity Awards granted after the date hereof and not in violation of this Agreement, (C) as required by any existing Company Warrants or Company Benefit Plans or any Company Benefit Plans entered into or amended in accordance with the terms of this Agreement or (D) for issuances in connection with the acquisition of capital stock or assets of another Person permitted under Section 6.2(b)(viii), issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(vi) except (A) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (B) acquisitions of shares of Parent Shares from a holder of Parent Equity Awards in satisfaction of withholding obligations upon the vesting of such award, or (C) commencing March 1, 2025, repurchases pursuant to Parent’s publicly disclosed share repurchase program in amounts not exceeding the amounts authorized by the Parent Board as of the date of this Agreement, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(vii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets, in each case, consisting of floater rigs having a fair market value in excess of $400,000,000 in the aggregate, except (A) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to the Company prior to the date of this Agreement, (C) subject to Section 6.10(b), as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (D) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(viii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf Intellectual Property), other than acquisitions that comply with Section 6.10(e) and for consideration (including assumed liabilities) that does not exceed $400,000,000 in the aggregate;

(ix) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Parent or any of the Parent Significant Subsidiaries (other than the transactions contemplated by this Agreement or in compliance with Section 6.2(b)(viii));

(x) other than this Agreement, enter into or amend any material transaction with any Affiliate (other than transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.2(b)(x); or

(xi) agree, resolve or commit to do any of the foregoing.

Section 6.3 Control of Operations. Without in any way limiting any parties’ rights or obligations under this Agreement, the parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give (a) Parent, directly or indirectly, the right to control or direct the Company’s operations or (b) the Company, directly or indirectly, the right to control or direct Parent’s operations, prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4 Access.

(a) Subject to compliance with applicable Laws (including any Public Health Measures), each party shall afford to the other party and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to such party’s and its Subsidiaries’ officers, employees, properties, assets, equipment, inventory, operating sites, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement. The foregoing notwithstanding, a party shall not be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would, in the reasonable judgment of such party, result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries or would constitute a violation of any applicable Laws, including any Public Health Measures (provided, that in each case such party shall use its reasonable best efforts to allow for such access or to make available reasonable and appropriate substitute disclosure arrangements in a way that would not have any of the foregoing effects). Subject to the foregoing restrictions, each party shall be permitted to conduct reasonable inspections, assessments and testing of the other party’s properties, assets, equipment, inventory and operating sites; provided, however, that nothing herein shall authorize any party or its Representative to undertake any testing involving invasive techniques, including testing involving sampling of soil, sediment, groundwater, surface water, air or building materials, at any of the other party’s or its Subsidiary’s properties, without the prior written consent of such other party and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder.

(b) Each party hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of June 28, 2023, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.5 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 6.5, from and after the date of this Agreement until the Effective Time (or, if earlier, the Termination Date), the Company and its Subsidiaries shall not, and the Company shall cause its and its Subsidiaries’ respective directors, officers and senior management employees not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (i) initiate or solicit any inquiry, proposal or offer with respect to, or knowingly encourage or knowingly facilitate the making, submission or announcement of, any Company Alternative Proposal, (ii) enter into or continue any discussions or negotiations with respect to the Company or its Subsidiaries to any Person in connection with a Company Alternative Proposal, (iii) take or propose to take any of the actions prohibited by the following sentences in connection with a Company Alternative Proposal or (iv) publicly propose or agree to any of the foregoing. In addition, except as expressly permitted under this Section 6.5, from the date of this Agreement until the Effective Time, or, if earlier, the Termination Date, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law, (B) effect a Company Change of Recommendation or (C) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for any Company Alternative Proposal (a “Company Alternative Acquisition Agreement”). Following the execution of this Agreement, the Company (1) shall, shall cause its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Company Alternative Proposal or the possibility thereof, (2) shall promptly request each Person, if any, that has executed a confidentiality agreement within the twelve (12) months prior to the date of this Agreement in connection with its consideration of any Company Alternative Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (3) shall immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 6.5, prior to the time the Company Stockholder Approval is obtained, if the Company receives a written Company Alternative Proposal that did not result from a breach in any material respect of this Section 6.5, from any Person at any time following the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that, subject to applicable Law, the Company shall (A) substantially contemporaneously therewith make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent and (B) keep Parent reasonably and promptly informed regarding the process and status of negotiations concerning any Company Alternative Proposal and the material details (including material terms thereof) of any such Company Alternative Proposal and promptly respond to questions reasonably asked by Parent (or its outside counsel) related thereto, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Company Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Company Board or relevant committee thereof determines in good faith (after consultation with its outside counsel and financial advisors) that such Company Alternative Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal and provides Parent with written notice of such determination.

(c) The Company shall promptly (and, in any event, within twenty-four (24) hours of any such event) notify Parent of the receipt of any Company Alternative Proposal or any material amendment thereto, and provide with respect to any Company Alternative Proposal or material amendment thereto, a true, complete and unredacted copy of any such written materials and a detailed written summary of any oral discussions relating thereto, including, in each case, (x) the material terms and conditions of each such Company Alternative Proposal (and any financing commitments related thereto) or such material amendment thereto and (y) unredacted copies of all correspondences and written materials (whether or not electronic) sent or provided by or to the Company, any of its Subsidiaries or any of their Representatives regarding the Company Alternative Proposal.

(d) Except as set forth in this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (C) approve, adopt, endorse or recommend or propose to approve, adopt, endorse or recommend a Company Alternative Proposal, or (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by Company stockholders within ten (10) Business Days of the commencement of such offer (any of the foregoing, a “Company Change of Recommendation”) or (ii) (A) except as provided in this Section 6.5, authorize, adopt or approve, or propose to authorize, adopt or approve, a Company Alternative Proposal, or (B) cause or permit the Company or any of its Subsidiaries to enter into any Company Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may (I) effect a Company Change of Recommendation if the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) that, as a result of any Effects (other than in connection with a Company Alternative Proposal or an Acquisition Opportunity) with respect to the Company that materially and positively affect the business, results of operations or financial condition of the Company that were not known to or reasonably foreseeable by the Company Board as of or prior to the execution and delivery of this Agreement (a “Company Intervening Event”), failure to take such action would be inconsistent with the directors’ duties under applicable Law (taking into account any adjustments to the terms and conditions of this Agreement proposed by Parent in response to such Company Intervening Event), and (II) if the Company receives a Company Alternative Proposal after the date of this Agreement and not resulting from a breach in any material respect of this Section 6.5, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Company Superior Proposal (taking into account any adjustments to the terms and conditions of this Agreement proposed by Parent in response to such Company Alternative Proposal), effect a Company Change of Recommendation, authorize, adopt, or approve such Company Superior Proposal, grant a waiver, amendment or release under any Takeover Law with respect to such Company Superior Proposal and/or cause or permit the Company or any of its Subsidiaries to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 8.1(c)(ii); provided, however, the Company Board may take the actions described in clause (I) or (II) if and only if:

(1) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify, as applicable, (1) a reasonably detailed description of such Company Intervening Event or (2) the material terms of the Company Alternative Proposal received by the Company that constitutes a Company Superior Proposal, and copies of the proposed definitive agreement and any other proposed transaction documentation (and the Company will also promptly provide Parent such a notice with respect to any subsequent change in such proposal);

(2) after providing such notice and prior to taking such actions, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to take such actions (it being understood and agreed that any amendment or modification, other than immaterial amendments or modifications, of such Company Alternative Proposal shall require a new notice period and negotiation period of three (3) Business Days each); and

(3) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 p.m. Eastern Time on the fifth (5th) Business Day of such five (5) Business Day period (or at the completion of any extension thereof) and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ duties under applicable Law not to effect the Company Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel and its financial advisors, that the Company Alternative Proposal received by the Company would continue to constitute a Company Superior Proposal, in each case, if such changes offered in writing by Parent were given effect.

(e) Nothing contained in this Section 6.5 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) making any “stop, look and listen” communication to the stockholders of the Company (or any substantially similar communications to the stockholders of the Company) or (ii) making disclosure that the Company Board determines in good faith after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ duties under applicable Law so long as, in each case, such disclosure includes an express reaffirmation of the Company Recommendation.

Section 6.6 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, but in no event later than thirty (30) days following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of the Company, and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Subject to Section 6.6(c), unless the Company Board has made a Company Change of Recommendation in accordance with Section 6.5, the Proxy Statement/Prospectus shall include the Company Recommendation. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC).

(b) Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement/Prospectus, the Registration Statement and the resolution of any comments to either of the foregoing documents received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and (i) with respect to the Registration Statement, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and (ii) with respect to the Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(c) The parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall (A) supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, or the Registration Statement and (ii) all stop orders of the SEC relating to the Registration Statement and (B) provide each other with a reasonable opportunity to participate in the response to those comments and requests.

(d) No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by a party without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned); provided, that the Company, in connection with a Company Change of Recommendation made in compliance with the terms hereof may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Change of Recommendation, (ii) a statement of the reason of the board for making such a Company Change of Recommendation, and (iii) additional information reasonably related to the foregoing.

(e) In further of and without limiting the foregoing, the parties hereto shall use reasonable best efforts to make all other necessary filings with the SEC to comply with any applicable requirements of the Exchange Act, rules and regulations of any applicable stock exchange, any foreign or state securities or blue sky laws.

Section 6.7 Stockholder Meeting.

(a) The Company shall (i) take all action necessary in accordance with applicable Law and its charter and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided that the Company shall be entitled to one (1) or more, but no more than three (3), adjournments or postponements of the Company Meeting if it determines (in consultation with Parent) it is reasonably advisable to do so to obtain a quorum or to obtain the Company Stockholder Approval; and provided, further, that in no event shall any such adjournment or postponement result in a delay of a period exceeding ten (10) Business Days, in the aggregate, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), and (ii) unless there has been a Company Change of Recommendation in accordance with Section 6.5, use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the First Merger and the transactions contemplated by this Agreement. No Company Change of Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with this Section 6.7(a).

(b) The Company and Parent shall reasonably cooperate and shall use reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the date of this Agreement. The Company shall provide written updates to Parent with respect to the proxy solicitation for the Company Meeting, including interim results, as reasonably requested by Parent from time to time.

(c) Immediately following the execution and delivery of this Agreement, (i) Parent, in its capacity as the sole stockholder of Merger Sub 1, shall execute and deliver, in accordance with applicable Law and its organizational documents, a written consent adopting this Agreement and (ii) Parent, in its capacity as the sole stockholder of Merger Sub 2, shall executed and deliver, in accordance with applicable Law and its organizational documents, a written consent adopting this Agreement. Such consents shall not be modified or rescinded and Parent shall deliver copies of such consents to the Company promptly upon the execution thereof.

Section 6.8 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued as part of the Merger Consideration and the Parent Shares to be issued in connection with the assumption of the Company Equity Awards by Parent to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Merger Effective Time.

Section 6.9 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of the relevant employee), Parent shall provide, or shall cause to be provided, to each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who, in each case, remains employed with Parent or any of its Subsidiaries through the Effective Time (the “Continuing Employees”) with compensation (including bonus opportunities) and employee benefits (excluding equity or equity-based incentives) that are no less favorable in the aggregate than those provided to the applicable Continuing Employee immediately prior to the Effective Time. For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of the relevant employee), Parent shall provide, or shall cause to be provided, to each Continuing Employee any severance entitlement to which such Continuing Employee is entitled pursuant to the Company Benefit Plan that is a severance policy as set forth on Section 6.9(a) of the Company Disclosure Letter (after giving effect to such Continuing Employee’s collective years of service with the Company or its Subsidiaries and Parent or its Subsidiaries, including service provided after the Effective Time). Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Effective Time. Further, notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employees covered by a collective bargaining agreement shall be governed by the applicable collective bargaining agreement until the expiration, modification or termination of such collective bargaining agreement in accordance with its terms or applicable Law.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the Parent Benefit Plans, as applicable, providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries, as applicable, and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to retiree medical or welfare plans, equity or equity-based incentive plans, benefit accrual under any defined benefit pension plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Continuing Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans collectively, as applicable, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plan in which such employee participated immediately prior to the Effective Time, and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Upon Parent’s reasonable request from time to time, the Company shall provide to Parent, within ten (10) Business Days following receipt of such request, the then-most recent report (if such a report has been prepared as of such date) and back-up information relating to calculations under Sections 280G and 4999 of the Code with respect to the First Merger, including any non-compete valuations (if applicable).

(d) Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 (whether express or implied) shall (i) create any third-party rights in any Person, including any current or former director, officer, employee or other service provider of the Company or its Affiliates or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any beneficiaries or dependents thereof), (ii) be considered or deemed to establish, amend or modify any Parent Benefit Plan, Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or (iii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) to amend, modify or terminate any Parent Benefit Plan, Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.

Section 6.10 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 6.10(b) hereof, each of the parties to this Agreement shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties required to be obtained in connection with the Mergers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company, or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the parties shall (i) make appropriate filings under the HSR Act within 10 Business Days of the date hereof and file within 20 Business Days of the date hereof any other required filings and/or notifications under other applicable Antitrust Laws identified in Section 4.3(b) of the Company Disclosure Letter and Section 5.3(b) of the Parent Disclosure Letter, with respect to the Mergers and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under any Antitrust Law, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) make an appropriate response as promptly as practicable to any request for additional information or documents by a Governmental Entity pursuant to any Antitrust Law and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as may be necessary to resolve such objections, if any, as any Antitrust Authority may assert under any Antitrust Law (other than with respect to any Action by any stockholder related to this Agreement, the Mergers or the other transactions contemplated by this Agreement) with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including taking all such further action as may be reasonably necessary to resolve such objections, if any, as any Antitrust Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date). In furtherance of the foregoing, Parent shall take any and all actions necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets, or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating or transferring any existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, or accepting any restriction on Parent’s freedom of action following the Closing; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, Parent shall enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing) (each, a “Remedy Action”); provided that notwithstanding the foregoing, including Section 6.10(a) or anything else to the contrary in this Agreement, (1) Parent shall not be required to take any Remedy Actions (or any other action) that would have or be expected to have, individually or in the aggregate, a material adverse effect on Parent (provided that, for purposes of this clause, Parent shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is one hundred percent (100%) of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement), taking into account the terms and net proceeds of any divestiture or other disposition of assets and the effects of any other Remedy Action and provided that the parties hereby acknowledge and agree that any Remedy Action that would, or would reasonably be expected to, result in the sale, disposition or other disposing of any drillship shall be deemed for these purposes to have a material adverse effect on Parent and (2) neither the Company nor any of its Subsidiaries shall take or agree to take, or propose to take or agree to take, any Remedy Action without the prior written consent of Parent; provided, further, that the Company and its Subsidiaries shall agree to take any such Remedy Action if directed to do so by Parent, so long as the effectiveness of such Remedy Action is conditioned upon the consummation of the Merger. Parent shall be responsible for all filing fees under any Antitrust Laws and/or any such other laws or regulations applicable to any of the Parent or its Affiliates. Each party shall not (and shall cause its Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under any Antitrust Law, without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided that, notwithstanding the foregoing, Parent may, after consulting in good faith with the Company, withdraw and refile its HSR Act notification (i.e., “pull and refile”) one time in the manner described in 16 CFR § 803.12(c).

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of Parent and the Company shall use their respective reasonable best efforts to (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement, including by taking a Remedy Action, subject, in each case, to clauses (1) and (2) of Section 6.10(b).

(d) The parties shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 6.10, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions; provided, that notwithstanding anything to the contrary contained in this Agreement, if the Company and Parent do not agree on the strategy to implement in connection with obtaining the consents, clearances, approvals and expirations or terminations of waiting periods under applicable Antitrust Laws, then such matters shall be referred to a transaction committee (the “Transaction Committee”) and thereafter the Transaction Committee shall meet and mutually agree on the strategy to be implemented in connection therewith and the Transaction Committee shall exercise final decision making authority over such matters. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications, filings, written communications or submissions (and with respect to any such notification, filing, written communication or submission, any documents submitted therewith) to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, and (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information, in which case unredacted copies shall be provided to outside counsel only. Each of the parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other parties the opportunity to attend and participate.

(e) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any Acquisition Opportunity that would reasonably be expected to materially impede, delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.11 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.12 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Mergers or the other transactions contemplated by this Agreement without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Mergers or the other transactions contemplated by this Agreement, in which event such party shall provide an opportunity for the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) subject to compliance with Section 6.5, the Company shall not be required to provide any such review or comment to Parent or its Affiliates in connection with the receipt and existence of a Company Alternative Proposal and matters related thereto or to a Company Change of Recommendation and (ii) each party and its respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12 or any communication plan or strategy previously agreed between the Company and Parent.

Section 6.13 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer, director or employee of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby or any other indemnification or advancement right of any Company Indemnified Party), in each case solely to the extent provided in the organizational documents of the Company and its Subsidiaries (as in effect on the date of this Agreement) or any indemnification agreement between such persons and the Company to the extent disclosed or made available to Parent prior to the date of this Agreement.

(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies (including tail policies) with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that if the cost of such insurance exceeds 300% of the amount set forth on Section 6.13 of the Company Disclosure Letter, and Parent elects not to spend more than such amount for such purpose, then Parent may purchase as much coverage as is reasonably available for such amount.

(c) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under the Company’s charter, bylaws or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement shall survive the Mergers and shall be assumed by Parent following the Effective Time without any further action. Without limiting the foregoing, the charter and bylaws of Company (as the surviving entity in the First Merger) and the charter and bylaws of Merger Sub 2 (as the surviving entity in the Second Merger), from and after the Effective Time, shall contain provisions no less favorable to the Company Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the charter and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnified Parties. In addition, from the Effective Time, Parent shall, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Company Indemnified Party under this Section 6.13 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.13) as incurred to the fullest extent permitted under applicable Law for a period of six (6) years from the Effective Time; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume the obligations set forth in this Section 6.13. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.13 is not prior to, or in substation for, any claims under any such policies.

(e) The provisions of this Section 6.13 (i) shall survive the consummation of the Mergers and continue in full force and effect, (ii) are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.14 Section 16 Matters. Assuming that the Company delivers to Parent the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of the Company of Parent Shares in exchange for shares of Company Common Stock (including shares of Company Common Stock underlying any Company Equity Awards) pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company to Parent prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders”, with respect to a person, shall mean those officers and directors of such person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information. Prior to the Effective Time, Parent and the Company, if applicable, shall use their respective reasonable best efforts to take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.15 Stockholder Litigation. In the event that any litigation or other Action of any stockholder related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the applicable party, threatened in writing, against any party or its Subsidiaries and/or the members of the board of directors of such party (or of any equivalent governing body of any Subsidiary of such party) prior to the Effective Time (or earlier termination of this Agreement), such party shall promptly notify the other party of any such stockholder Action, give the other party the opportunity to participate in the defense or settlement of any such stockholder Action, and shall keep the other party reasonably informed with respect to the status thereof. None of the Company, Parent of any of their respective Subsidiaries shall settle or offer to settle any such stockholder Action without the other party’s consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.16 Financing Matters. From the date of this Agreement until the Effective Time, the parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with one another as reasonably requested by any other party hereto in connection with obtaining or refinancing any debt financing of Parent, the Company or their respective Affiliates, including by (a) furnishing financial and other pertinent information of Parent, the Company and their respective Subsidiaries necessary to show the pro forma impact of the transactions contemplated by this Agreement on Parent, the Company and their respective Subsidiaries, as applicable, (b) cooperating with the creation and perfection of pledge and security instruments effective as of the Effective Time and (c) providing pertinent information of Parent, the Company and their respective Subsidiaries that is required or customary in connection with the applicable debt financing, including providing such information required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and causing their respective auditors and management to provide diligence information and comfort letters; provided that (i) the Company shall be reimbursed by Parent for any reasonable out-of-pocket costs incurred by the Company in connection with such cooperation and (ii) the foregoing cooperation obligations shall be limited to such financing and refinancing that are contingent upon or pursued in connection with the occurrence of the Closing.

Section 6.17 Tax Matters.

(a) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, take or agree to take any action that would reasonably be expected to cause Parent to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Mergers. The parties each acknowledge and agree that for purposes of determining the value of the Parent Shares to be received by the Company’s stockholders pursuant to the Mergers for purposes of measuring continuity of interest under Treasury Regulations Section 1.368-1(e)(2)(i) and Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” will be the “Average of the Daily Volume Weighted Average Prices” as described in Section 4.01(1) of Rev. Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01(2) of Rev. Proc. 2018-12) will be each of the 7 consecutive trading days ending on and including the last complete trading day prior to the date hereof, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the NYSE and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

(b) This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354 and 361 of the Code.

(c) Each of Parent and the Company shall reasonably cooperate with the other and with their respective tax advisors, and shall use its commercially reasonable efforts in connection with the issuance of any opinions by their respective tax advisors in connection with the preparation, filing and delivery of the Registration Statement or the Proxy Statement/Prospectus or any other tax consequences relating to the transactions contemplated by this Agreement. In connection therewith, each of Parent and the Company shall deliver to the relevant tax advisor: (A) a duly authorized and executed officer’s certificate, dated as of such date as may be reasonably requested by such tax advisor, containing such representations such party is able to make as shall be reasonably necessary or appropriate to enable such tax advisor to render any such opinion or other written advice, and (B) such other information as reasonably requested by such tax advisor for purposes of rendering any such opinion or other written advice. Notwithstanding the foregoing, if requested by the SEC in connection with the preparation, filing and delivery of the Registration Statement or the Proxy Statement/Prospectus, Kirkland & Ellis LLP or another tax advisor to the Company satisfactory to Parent shall issue an opinion, subject to customary assumptions and limitations, to the effect that the Mergers should qualify for the Intended Tax Treatment.

(d) Parent shall not (nor permit nor cause any of its Subsidiaries to) take any action that causes (i) Noble Newco Sub Limited to be treated as other than an entity disregarded as separate from Parent for U.S. federal income Tax purposes, or (ii) Noble Newco Sub Limited,

Parent, or another controlled Affiliate of Parent not disregarded as separated from Parent for U.S. federal income tax purposes, not to directly own all of the outstanding equity interests of Merger Sub 1 and Merger Sub 2.

(e) Notwithstanding anything to the contrary, each party acknowledges and agrees that its obligations to effect the transactions are not subject to any condition or contingency with respect to the Mergers qualifying for the Intended Tax Treatment.

Section 6.18 Governance. Prior to the Effective Time, Parent shall take all necessary actions to cause the Parent Board, as of the First Merger Effective Time, to be increased by one (1) director and to cause one (1) individual who is, as of the date of this Agreement, serving on the Company Board and mutually agreed by the Company and Parent, to be appointed to the Parent Board immediately following the First Merger Effective Time.

Section 6.19 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or to vest Parent, the Company, as the surviving entity in the First Merger, or Merger Sub 2, as the surviving entity in the Second Merger, with full title to all properties, assets, rights, approvals, immunities and franchises of any of the constituent corporations of the Mergers, the proper officers and directors of each party to this Agreement shall take all such necessary action. Parent shall take all action necessary to cause Parent, Merger Sub 1, Merger Sub 2 and the surviving entities of the Mergers to perform their respective obligations under this Agreement.

Section 6.20 Notice of Certain Events. Each of the Company and Parent shall give notice to the other party as promptly as reasonably practicable after (and shall subsequently keep the other party informed on a reasonably current basis of any developments related to such notice) it becomes aware of (i) the receipt of any material notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) that any Action has been commenced or threatened in writing relating to or involving the Company, Parent or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement or (iii) the occurrence or existence of any fact, event or circumstance, including any Company Material Adverse Effect or Parent Material Adverse Effect, that is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date. The Company shall comply with the notice obligations set forth on Section 6.20 of the Company Disclosure Letter.

Section 6.21 Delisting. Each of the parties agrees to cooperate with the other parties in taking or causing to be taken, all actions necessary, proper or advisable under applicable Law and the rules and policies of the NYSE to enable the delisting by Merger Sub 2, as the surviving entity in the Second Merger, of the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement shall be subject to the fulfillment (or, to the extent permitted by Law, waiver in writing by Parent and the Company) at or prior to and as of the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order that is in effect.

(c) No Order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Mergers or the Parent Share Issuance shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Mergers or the Parent Share Issuance.

(d) The waiting period under the HSR Act shall have expired or been terminated and any approvals under the Antitrust Laws of the jurisdictions listed on Section 7.1 of the Company Disclosure Letter or Parent Disclosure Letter required to consummate the Mergers shall have been obtained.

(e) The Parent Shares to be issued as Merger Consideration and reserved for issuance upon the exercise or vesting of any Company Equity Awards or Parent Equity Awards shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement is further subject to the fulfillment (or, to the extent permitted by Law, waiver in writing by the Company) at or prior to and as of the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in this Agreement (other than the representations and warranties set forth in Section 5.2(a) (except for the second sentence thereof) and (b), Section 5.3(a) and (c)(i) (solely with respect to Parent), Section 5.10(b), Section 5.16 and Section 5.21) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.2(a) (except for the second sentence thereof) shall be true and correct except for De Minimis Inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.2(b) Section 5.3(a) and (c)(i) (solely with respect to Parent), Section 5.16 and Section 5.21 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 set forth in Section 5.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

(b) Parent, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) From the date of this Agreement, there shall not have occurred and be continuing any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) The Company shall have delivered to Parent at least four (4) days prior to the Closing Date a certificate (in form and substance reasonably satisfactory to Parent and dated not more than thirty (30) days before the Closing Date) pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not, and has not been during the applicable period specified in Section 897(c) of the Code, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code), provided that if the Company fails to deliver the certificate required by this Section 7.2(e), Parent shall still be obligated to effect the Mergers but shall be entitled to deduct and withhold from any amounts otherwise payable to the holders of Company Warrants pursuant to Section 3.1(c) to the extent such deduction and withholding is required by applicable Law.

Section 7.3 Conditions to Obligations of Parent to Effect the Mergers. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement are further subject to the fulfillment (or, to the extent permitted by Law, waiver in writing by Parent) at or prior to and as of the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 4.2(a) (except for the second sentence thereof) and (b), Section 4.3(a) and (c)(i) (solely with respect to the Company), Section 4.10(b), Section 4.20 and Section 4.22) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties of the Company set forth in Section 4.2(a) (except for the second sentence thereof) and (b) shall be true and correct except for De Minimis Inaccuracies at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (iii) the representations and warranties of the Company set forth in Section 4.3(a) and (c)(i) (solely with respect to the Company), Section 4.20 and Section 4.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties of the Company set forth Section 4.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) From the date of this Agreement, there shall not have occurred and be continuing any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger, or terminating this Agreement and abandoning the Merger, respectively, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if the failure to perform any material obligation required to be performed by such party has been the primary cause of the failure of such condition.

ARTICLE VIII

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Effective Time shall not have occurred on or before June 9, 2025 (the “End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of the conditions set forth in Section 7.1(c) or Section 7.1(d) or due to an agreement with a Governmental Entity and (y) all other conditions in Article VII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date shall be December 9, 2025; provided, however, that if (1) the Effective Time has not occurred by such date by reason of nonsatisfaction of the conditions set forth in Section 7.1(c) or Section 7.1(d) or due to an agreement with a Governmental Entity and (2) all other conditions in Article VII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the End Date shall be June 9, 2026 and (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Mergers on or before such date;

(ii) if any court of competent jurisdiction or any other Governmental Entity of competent jurisdiction shall have issued or entered an Order or any Law permanently enjoining or otherwise prohibiting the consummation of the Mergers and such Order or Law shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.10 to prevent, oppose and remove such injunction; or

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company:

(i) if Parent shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) or failure of the Closing to occur and (B) cannot be cured by the End Date or, if curable, is not cured (1) within fifteen (15) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) in accordance with Section 6.5(d)(II), at any time prior to the receipt of the Company Stockholder Approval, if (A) the Company Board has authorized the Company to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal, (B) prior to or concurrently with such termination, the Company shall have paid (or cause to be paid) the Company Termination Fee to Parent pursuant to Section 8.3(b) and (C) concurrently with the termination of this Agreement, the Company enters into a Company Alternative Acquisition Agreement with respect to the Company Superior Proposal referred to in clause (A); and

(d) by Parent:

(i) at any time prior to the receipt of the Company Stockholder Approval, in the event of a Company Change of Recommendation; or

(ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) or failure of the Closing to occur and (B) cannot be cured by the End Date or, if curable, is not cured (1) within fifteen (15) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions of this Agreement pursuant to which such termination is being effected and the basis therefor described in reasonable detail. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (a) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee or No Vote Termination Fee, as applicable, if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any party for liability for such party’s Willful and Material Breach of this Agreement or for Fraud; and (c) (i) the Confidentiality Agreement (in accordance with its terms), and (ii) the provisions of Section 6.4(b), this Section 8.2, Section 8.3 and Article IX, will survive the termination of this Agreement.

Section 8.3 Termination Fees.

(a) [Reserved].

(b) In the event that:

(i) (1) This Agreement shall have been terminated pursuant to (x) Section 8.1(b)(i) [End Date], (y) Section 8.1(b)(iii) [Failure to Obtain Company Stockholder Approval] or (z) Section 8.1(d)(ii) [Company Breach of Reps and Warranties or Covenants], (2) the Company or any other Person shall have publicly disclosed or announced a Company Alternative Proposal made on or after the date of this Agreement but prior to the earlier of (x) the Company Meeting and (y) the termination of this Agreement in the circumstances set forth in clause (i)(1) above and (3) within twelve (12) months of such termination, any transaction constituting any Company Alternative Proposal is consummated or an agreement providing for any Company Alternative Proposal is executed; provided, that, for purposes of this clause (i), the references to “20% or more” in the definition of “Company Alternative Proposal” shall be deemed to be references to “50% or more”;

(ii) The Company shall have terminated this Agreement pursuant to Section 8.1(c)(ii) [Company Superior Proposal];

(iii) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(i) [Company Change of Recommendation]; or

(iv) This Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) [Failure to Obtain Company Stockholder Approval];

then, the Company shall, (A) in the case of clause (i) above, upon the earlier of (x) the execution of an agreement providing for any Company Alternative Proposal and (y) the consummation of any Company Alternative Proposal, pay (or cause to be paid) Parent (or one or more of its designees) the Company Termination Fee; (B) in the case of clause (ii) above, concurrently with, and as a condition to the effectiveness of such termination, pay (or cause to be paid) Parent (or one or more of its designees) the Company Termination Fee; (C) in the case of clause (iii) above, within two (2) Business Days of such termination, pay (or cause to be paid) Parent (or one or more of its designees) the Company Termination Fee; and (D) in the case of clause (iv) above, within two (2) Business Days of such termination, pay (or cause to be paid) Parent (or one or more of its designees) the No Vote Termination Fee; in each case by wire transfer of immediately available funds to one or more accounts designated by Parent; it being understood that in no event shall the Company be required to pay the Company Termination Fee or the No Vote Termination Fee on more than one occasion and, in the event the Company Termination Fee becomes payable to Parent following payment of the No Vote Termination Fee, the amount of the No Vote Termination Fee actually paid shall be credited against the Company Termination Fee. Following receipt by Parent (or one or more of its designees) of the Company Termination Fee or the No Vote Termination Fee in accordance with this Section 8.3(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or its Subsidiaries or Affiliates or any other Person, other than in respect of Willful and Material Breach of this Agreement or Fraud or, to the extent the Company Termination Fee becomes payable to Parent following payment of the No Vote Termination Fee, any obligation to pay (or cause to be paid) an amount equal to the Company Termination Fee less the No Vote Termination Fee.

(c) If the Company fails to timely pay an amount due pursuant to this Section 8.3, the Company shall pay Parent interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus 3% per annum through the date such payment is actually received.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. Except as provided in Section 8.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.

Section 9.2 Expenses. Except as set forth in Section 8.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that (x) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus (including applicable SEC filing fees) shall be borne by Parent and (y) all fees paid in respect of any regulatory filing shall be borne by Parent.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by email or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the interpretation of the duties of the Parent Board shall be governed by, and construed in accordance with, the Laws of England and Wales.

(b) In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7 or in any other manner permitted by applicable Law.

Section 9.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be in writing, and sent by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of transmission, provided that no “bounce back” or similar message of non-delivery is received with respect thereto, and with such notice to be followed reasonably promptly with a copy delivered by one of the foregoing methods), addressed as follows:

To the Company:

Diamond Offshore Drilling, Inc.

777 N. Eldridge Parkway, Suite 1100

Houston, Texas 77079

Attention: David L. Roland

     Senior Vice President, General Counsel and Secretary

Email:   droland@dodi.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Sean T. Wheeler, P.C.

     Debbie P. Yee, P.C.

     Camille E. Walker

Email:   sean.wheeler@kirkland.com

     debbie.yee@kirkland.com

     camille.walker@kirkland.com

To Parent, Merger Sub 1 or Merger Sub 2:

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas, 77478

Attention: General Counsel

Email:   legal@noblecorp.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Scott A. Barshay

     Kyle T. Seifried

Email:   sbarshay@paulweiss.com

     kseifried@paulweiss.com

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Merger Sub 1 or Merger Sub 2 may transfer or assign, in whole or, from time to time, in part, to one or more of Parent’s controlled Affiliates, its rights under this Agreement, but any such transfer shall not relieve Merger Sub 1 or Merger Sub 2 of its obligations hereunder and (ii) subject to Section 6.17(d), the equity of Merger Sub 1 or Merger Sub 2 may be transferred to Parent or another of Parent’s controlled Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary, under no circumstances shall the rights of holders of shares of Company Common Stock as third-party beneficiaries pursuant to Section 9.10(b) be enforceable by such stockholders or any other Person acting for or on their behalf other than the Company and its successors in interest.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(b) Nothing in this agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement other than (a) as specifically provided in Section 6.12 (which shall be for the benefit of the Company Indemnified Parties from and after the Effective Time) and (b) the provisions of Article III with respect to holders of Company Common Stock and Parent Shares (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock and Parent Shares as of the Effective Time).

(c) The parties acknowledge and agree that in the event that any of the provisions of this Agreement are breached or are not performed in accordance with their terms, irreparable damage may occur; that the parties and the third-party beneficiaries of this Agreement may not have an adequate remedy at law; that the parties (on behalf of themselves and the third-party beneficiaries of this Agreement) shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce the terms of this Agreement; and that the parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

(d) If any provision or provisions of this agreement shall be held to be invalid, illegal, or unenforceable for any reason (a) the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected or impaired thereby; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable Law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this agreement shall be construed to give the maximum effect to the intent of the parties hereto.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement (including its Exhibits), the Company Disclosure Letter or the Parent Disclosure Letter may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company

Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of any applicable stock exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NOBLE CORPORATION PLC

By:	/s/ Robert W. Eifler
Name: Robert W. Eifler
Title: President and Chief Executive Officer

DOLPHIN MERGER SUB 1, INC.

By:	/s/ Richard Barker
Name: Richard Barker
Title: President

DOLPHIN MERGER SUB 2, INC.

By:	/s/ Richard Barker
Name: Richard Barker
Title: President

[Signature Page to Agreement and Plan of Merger]

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Bernie Wolford, Jr.
Name: Bernie Wolford, Jr.
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Charter of Surviving Entity of the First Merger

See attached.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DIAMOND OFFSHORE DRILLING, INC.

1. Name. The name of the corporation is Diamond Offshore Drilling, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, county of New Castle, Delaware, 19801.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. No director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article 6, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 6, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as so amended.

7. Indemnification. The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the

Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article 7 shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the Corporation’s receipt, to the extent required by the DGCL, of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 7. The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 7 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of this Article 7 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the shareholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

8. Adoption, Amendment or Repeal  of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the Bylaws.

9. Meetings of Shareholders. Meetings of shareholders shall be held within or without the State of Delaware, as the Bylaws of the Corporation shall provide. The books of the Corporation shall be kept outside the State of Delaware at such place or places as shall be designated from time to time by the Board or in the Bylaws of the Corporation.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

Exhibit B

Charter of Surviving Entity of the Second Merger

See attached.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

DOLPHIN MERGER SUB 2, INC.

1. Name. The name of the corporation is Dolphin Merger Sub 2, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The name and address of the Corporation’s registered agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, county of New Castle, Delaware, 19801.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. No director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article 6, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 6, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited, as applicable, to the fullest extent permitted by the DGCL as so amended.

7. Indemnification. The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the

Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article 7 shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to the Corporation’s receipt, to the extent required by the DGCL, of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 7. The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 7 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 7 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of shareholders or disinterested directors or otherwise. Any repeal or modification of this Article 7 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the shareholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

8. Adoption, Amendment or Repeal  of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the Bylaws.

9. Meetings of Shareholders. Meetings of shareholders shall be held within or without the State of Delaware, as the Bylaws of the Corporation shall provide. The books of the Corporation shall be kept outside the State of Delaware at such place or places as shall be designated from time to time by the Board or in the Bylaws of the Corporation.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.